Exhibit 10.1

BUSINESS SALE AGREEMENT

9 June 2010

The parties specified in Schedule 1

Asia Pacific Transport Pty Ltd

(Receivers and Managers Appointed)

(Subject to Deed of Company Arrangement)

Freight Link Pty Ltd

(Receivers and Managers Appointed)

(Subject to Deed of Company Arrangement)

GWA (North) Pty Limited

Genesee & Wyoming Inc.

Allens Arthur Robinson

Level 28

Deutsche Bank Place

Corner Hunter and Phillip Streets

Sydney NSW 2000 Australia

Tel +61 2 9230 4000

Fax +61 2 9230 5333

www.aar.com.au

© Copyright Allens Arthur Robinson, Australia 2010

Table of Contents

1.	Interpretation		2
	1.1	Definitions	2
	1.2	Construction	10
	1.3	Headings	11

2.	Not used		11

3.	Conditions precedent		11
	3.1	Conditions precedent	11
	3.2	Purchaser’s obligations	13
	3.3	Sellers’ obligations	14
	3.4	Co-operation	14
	3.5	Notice	14
	3.6	Waiver	14
	3.7	Termination	15
	3.8	Effect of termination	16
	3.9	Break Fee	16

4.	Sale and purchase		16
	4.1	Sale	16
	4.2	Free from Encumbrances	16
	4.3	Assignment of Business Contracts	17
	4.4	Assignment of Business Equipment Leases	17
	4.5	Assignment of Business Property Leases	17
	4.6	Transfer of Authorisations	17

5.	Payments		17
	5.1	Purchase Price	17
	5.1A	Purchase Price adjustment	18
	5.2	Purchase Price payment	19
	5.3	Method of payment	19
	5.4	Interest	20
	5.5	Acknowledgments	20
	5.6	Liabilities arising during the Receivership Period	20
	5.7	Procedure for dealing with Liabilities arising under Receivership Period	21
	5.8	Post-Completion Sale Fees	21
	5.9	Insurance Claim Proceeds	21

6.	Actions pending completion		22
	6.1	Preparation of Budget	22
	6.2	Ordinary course of business	22
	6.3	Sellers’ Obligations	23
	6.4	Access before completion	24
	6.5	Permitted conduct	25

7.	Completion		25
	7.1	Date, time and place	25

Page (i)

	7.2	Sellers obligations to deliver	25
	7.3	Purchaser Obligations	26
	7.4	Interdependency	27
	7.5	Title and Risk	27
	7.6	Project Documents	27

8.	Cash Collection		27
	8.1	Accounts receivable	27
	8.2	Accounts payable	29
	8.3	Access to information	29
	8.4	Dispute resolution procedure	29

9.	Business Contracts		30
	9.1	Assignment and assumption, or novation, of Business Contracts where permitted by contract	30
	9.2	Assignment and assumption, or novation, of Business Contracts where consent is not required	30
	9.3	Assignment and assumption, or novation, of Business Contracts where consent is required	30
	9.4	Form of assignment documents	31
	9.5	Obligations pending or if no assignment or assumption	31
	9.6	Consents in respect of Business Contracts	31
	9.7	No obligation to pay money	32

10.	Business Equipment Leases and Business Property Leases		32
	10.1	Consents	32
	10.2	Right of use or occupation pending assignment	32

11.	Corporation approval and costs		32
	11.1	Approval of communications with the Corporation	32
	11.2	Provision of information	33
	11.3	Purchaser’s undertaking	33
	11.4	Purchaser to bear costs	34

12.	Employees		34
	12.1	Offer of employment	34
	12.2	Acceptance of offers of employment	35
	12.3	Obligations with respect to Transferring Employees	35
	12.4	Obligations with respect to non-Transferring Employees	36
	12.5	Obligations with respect to Employees	36

13.	Superannuation		36
	13.1	Purchaser’s superannuation obligations	36
	13.2	Sellers’ superannuation obligations	36

14.	Post Completion Obligations		37
	14.1	Accounts after Completion	37
	14.2	Access and assistance	37

15.	Liability		37
	15.1	Liability of Receivers	37
	15.2	Consequential loss	38

Page (ii)

	15.3	Breach by Purchaser	39

16.	Sellers’ warranties		39
	16.1	Warranties	39
	16.2	No Claims	39
	16.3	Personal Liability	40
	16.4	Statutory Actions	40
	16.5	Fair and reasonable	40

17.	Purchaser’s warranties		41
	17.1	Purchaser’s warranties	41
	17.2	Reliance	42
	17.3	Continued Operation	42

18.	Purchaser Acknowledgements		42

19.	GST		44
	19.1	Construction	44
	19.2	Consideration GST exclusive	44
	19.3	Payment of GST	44
	19.4	Timing of GST payment	44
	19.5	Tax invoice	44
	19.6	Adjustment event	44
	19.7	Reimbursements	45
	19.8	Going concern	45
	19.9	GST Private Ruling	46
	19.10	No merger	46

20.	Guarantee by Purchaser’s Guarantor		46
	20.1	Guarantee and indemnity	46
	20.2	Survival	47
	20.3	Continuing guarantee	47
	20.4	Remedy	48
	20.5	Reinstatement	48
	20.6	Warranties	48
	20.7	Limitation of liability	48

21.	Announcements and confidentiality		49
	21.1	Duty of confidentiality	49
	21.2	Obligations until completion	49
	21.3	Obligations after completion	50

22.	Notices		50
	22.1	General	50
	22.2	How to give a communication	50
	22.3	Particulars for delivery of notices	50
	22.4	Communications by post	51
	22.5	Communications by fax	51
	22.6	After hours communications	51
	22.7	Process service	51
	22.8	Process service on Purchaser’s Guarantor	51

Page (iii)

23.	General		52
	23.1	Duty	52
	23.2	Legal costs	52
	23.3	Amendment	52
	23.4	Waiver and exercise of rights	52
	23.5	Rights cumulative	52
	23.6	No merger	52
	23.7	Consents	52
	23.8	Further steps	53
	23.9	Governing law and jurisdiction	53
	23.10	Enforcement of rights by Receivers	53
	23.11	Assignment	53
	23.12	Liability	53
	23.13	Counterparts	53
	23.14	Entire understanding	53
	23.15	Relationship of parties	54
	23.16	Severability of provisions	54
	23.17	Injunctive relief	54

Schedule 1
JV SPV Sellers and Participating Interests

Schedule 2
Details of Charges

Schedule 3
Employees

Schedule 4
Intellectual Property
Part A – Domain Names
Part B – Trade Marks

Schedule 5
Warranties

Schedule 6
Authorisations

Schedule 7
Business Guarantees

Schedule 8
Budget

Schedule 9
Business Property Leases

Schedule 10
Apportionment of Purchase Price

Schedule 11
Business Plant and Equipment

Page (iv)

Part A – Owned
Part B – Leased

Schedule 12
Business Contracts

Schedule 13
Material Contracts

Schedule 14
Excluded Assets

Schedule 15
Agreed CapEx Payments

Annexure A
Data Room Material

Annexure B
Pro-Forma Deed of Assignment
Pro-Forma Deed of Novation

Page (v)

Date	9 June 2010

Parties

1.	The parties specified in schedule 1 (JV SPV Sellers);

2.	Freight Link Pty Ltd (Receivers and Managers Appointed) (Subject to Deed of Company Arrangement) (ACN 093 011 628) of 1 Station Place, Hindmarsh, South Australia 5007 (FreightLink);

3.	Asia Pacific Transport Pty Ltd (Receivers and Managers Appointed) (Subject to Deed of Company Arrangement) (ACN 082 501 942) of 1 Station Place, Hindmarsh, South Australia 5007 (APT);

4.	GWA (North) Pty Limited (ACN 144 081 774) of 320 Churchill Road, Kilburn, South Australia 5084 (Purchaser); and

5.	Genesee & Wyoming Inc of 66 Field Point Road, Suite 200, Greenwich, CT 06830, United States of America (Purchaser’s Guarantor).

Recitals

A	Each JV SPV Seller holds a Participating Interest in the Joint Venture, details of which are set out in schedule 1.

B	Martin Madden and David Winterbottom were appointed joint and several receivers and managers in respect of each of the JV SPV Sellers on 6 November 2008.

C	APT manages and administers the Joint Venture as agent and trustee of the JV SPV Sellers and holds certain assets of the Joint Venture as bare trustee for the JV SPV Sellers.

D	Martin Madden and Jannamaria Robertson were appointed joint and several receivers and managers of APT on 6 November 2008.

E	FreightLink was appointed as sub agent by APT to carry out certain operating functions of the Joint Venture.

F	Martin Madden and Jannamaria Robertson were appointed as joint and several receivers and managers of FreightLink on 6 November 2008.

G	At the request of the Purchaser’s Guarantor, APT, the JV SPV Sellers and FreightLink have agreed to sell the Business and the Business Assets and the Purchaser has agreed to purchase the Business and the Business Assets, on and subject to the terms of this document.

H	The Purchaser’s Guarantor has agreed to guarantee the obligations of the Purchaser under this document.

It is agreed as follows.

1.	Interpretation

1.1	Definitions

In this document:

Aboriginal Land Head Leases has the meaning given to that term in the Concession Deed.

Aboriginal Land Sub-Leases has the meaning given to that term in the Concession Deed.

ACCC means the Australian Competition and Consumer Commission.

Administrator means any liquidator or voluntary administrator appointed to any Operational Company after the date of this document.

Agreed CapEx Payments means the capital expenditure in relation to the Business or the Business Assets that is actually paid by the Sellers or the Receivers between the date of this document and Completion, up to (but not exceeding) the forecast capital expenditure amounts as set out in schedule 15.

APC means Asia Pacific Contracting Pty Ltd (Receivers and Managers Appointed) (Subject to Deed of Company Arrangement) (ACN 091 853 128).

APT means Asia Pacific Transport Pty Ltd (Receivers and Managers Appointed) (Subject to Deed of Company Arrangement) (ACN 082 501 942).

APT and FreightLink Receivers means Martin Madden and Jannamaria Robertson as joint and several receivers and managers of APT and FreightLink or any other person appointed as receiver or receiver and manager of APT or FreightLink in place of Martin Madden and Jannamaria Robertson in accordance with the Charges.

APTF means Asia Pacific Transport Finance Pty Ltd (Receivers and Managers Appointed) (Subject to Deed of Company Arrangement) (ACN 091 725 852).

ASIC means the Australian Security and Investments Commission.

ATO means the Australian Taxation Office.

Authorisation means:

(a)	all approvals, consents, registrations, filings, agreements, permits, leases, certificates, licences, authorisations, notarisations, exemptions and notices of non-objection from, by or with a Governmental Agency; and

(b)	in relation to any thing which a Governmental Agency may prohibit or restrict within a specific period, the expiry of that period without intervention or action,

being those set out in schedule 6.

Budget means the operating budgets of the Operational Companies and the Joint Venture in the form set out in schedule 8.

Business means the business of the provision of integrated rail and port transport services between South Eastern Australia and the Northern Territory carried on by the Sellers.

Business Assets means the:

(a)	benefit of the Material Contracts;

(b)	benefit of the Business Contracts;

(c)	benefit of the Business Equipment Leases;

(d)	benefit of the Business Property Leases;

(e)	benefit of the Authorisations;

(f)	Business Goodwill;

(g)	Business Records;

(h)	Business IP;

(i)	Business Plant and Equipment; and

(j)	Business Inventory,

but excludes the Excluded Assets.

Business Contract means any contract, arrangement or commitment of the Sellers with customers or suppliers of goods and services in the ordinary course of the Business, under which any obligation is not fully performed as at the Completion Date including those contracts listed in schedule 12, but excludes:

(a)	any Material Contract;

(b)	any Business Property Lease;

(c)	any Business Equipment Lease;

(d)	any contract of employment with an Employee;

(e)	any contracts of insurance or insurance policies of the Sellers in respect of the Business or the Business Assets; and

(f)	the SANT Contract, the D&C Contract and the JVA.

Business Day means a day which is not a Saturday, Sunday or bank or public holiday in Sydney, Australia.

Business Equipment Lease means any contract under which Leased Equipment is leased by the Sellers, as detailed in part B of schedule 11, and Business Equipment Leases means more than one Business Equipment Lease.

Business Goodwill means the goodwill of the Sellers in and attaching to the Business and the exclusive right, if and to the extent that the Sellers can grant the same, for the Purchaser to represent itself as carrying on the Business in succession to the Sellers.

Business Guarantees means the guarantees relating to the Business as set out in schedule 7.

Business Inventory means the spare parts and inventory in use or intended for use in connection with the Business and owned by the Sellers as at the Completion Date.

Business IP means the:

(a)	Trade Marks; and

(b)	Domain Names.

Business Leasehold Property means the property leased by the Sellers and detailed in schedule 9.

Business Plant and Equipment means the plant, equipment, furniture and fittings owned and used by the Sellers in the Business as at the Completion Date, such plant, equipment, furniture and fittings as at the date of this document being detailed in part A of schedule 11.

Business Property Leases means the leases under which the Business Leasehold Property is leased as detailed in schedule 9 and includes the Sub-Leases.

Business Records means all books, files, reports, records, correspondence, documents, data, programmes, software, manuals and other material (in whatever form stored), owned by the Sellers and used in the Business, including:

(a)	sales literature;

(b)	all sales and purchasing records;

(c)	all trading and financial records;

(d)	lists of all regular suppliers and customers,

but excluding:

(e)	statutory company registers;

(f)	information in respect of which the Sellers have legal professional privilege; and

(g)	any books, files, reports, records, correspondence, documents, data, programmes, software, manuals and other material (in whatever form stored) that has been produced solely by any Receiver, Deed Administrator or Administrator in relation to the receivership or administration of any of the entities that form part of the Business or hold any of the Business Assets.

Charges means the fixed and floating charges set out in schedule 2.

Claim means any claim, demand, proceeding, suit, litigation, action or cause of action in contract, tort (including misrepresentation or negligence), under statute (including Part V or VI of the Trade Practices Act 1974 (Cth)) or like provisions in any State or Territory legislation or otherwise in relation to this document or the sale of the Business and the Business Assets, including a claim for a breach of Warranty, a claim under an indemnity or a claim for breach of this document whether present, unascertained, immediate, future or contingent.

Completion means completion of the sale and purchase of the Business and the Business Assets in accordance with clause 7.

Completion Date means 12:00 midnight on the 2nd Business Day of the calendar month immediately after the calendar month in which each of the Conditions Precedent have been satisfied or waived in accordance with clause 3.6, or such other date as agreed in writing by the Sellers and the Purchaser.

Concession Deed means the Concession Deed dated 20 April 2001 between the Corporation, the Northern Territory of Australia, The Crown in right of the State of South Australia and APT (in its own capacity and as agent and nominee of and as trustee for the UJV Participants).

Corporation means the AustralAsia Railway Corporation.

Corporation Loan Agreement means the $50 million Term Loan Facility Agreement dated 19 April 2001 between APT as borrower and the Corporation as lender.

Corporation Notice has the meaning given to that term in clause 11.1(a).

Corporations Act means the Corporations Act 2001 (Cth).

Crown Land Head Leases has the meaning given to that term in the Concession Deed.

Crown Land Sub-Lease has the meaning given to that term in the Concession Deed.

Cut-Off Date means 150 days from the date of this document.

D&C Contract means the design and construct contract dated 18 April 2001 between APT, APC, Brown & Root Construction Pty Ltd (ABN 84 094 542 533), Laing O’Rourke (BMC) Pty Limited (ABN 36 009 830 460), Macmahon Contractors Pty Ltd (ABN 37 007 611 485) and John Holland Pty Ltd (ABN 11 004 282 268).

Darwin Terminal Crown Land Sub-Lease means the sublease of new NT Portion 5641 which is the subject of Crown Lease Term 2150.

Data Room Material means the material described in annexure A.

Debt Financiers has the meaning given to that term in the Concession Deed.

Debt Financiers’ Tripartite Deed means the Debt Financiers’ Tripartite Deed dated 20 April 2001 between, amongst others, the Corporation, APT, APTF, FreightLink, the Security Trustee and Australia and New Zealand Banking Group Limited (as Senior Agent).

Debt Financing Documents has the meaning given to that term in the Concession Deed and includes the No Action Agreement.

Deed Administrators means:

(a)	Stephen Parbery and Christopher Hill as joint and several deed administrators of the Operational Companies pursuant to the Deeds of Company Arrangement; and

(b)	any person subsequently appointed as a deed administrator pursuant to one of the Deeds of Company Arrangement or the Corporations Act.

Deed of Appointment means the Deed of Appointment of Receivers dated 6 November 2008 between ANZ Capel Court Limited, Martin Madden, Jannamaria Robertson and David John Winterbottom.

Deed of Company Arrangement means:

(a)	in relation to APT, the Deed of Company Arrangement between APT and the Deed Administrators dated 15 May 2009;

(b)	in relation to FreightLink, the Deed of Company Arrangement between FreightLink and the Deed Administrators dated 15 May 2009;

(c)	in relation to APTF, the Deed of Company Arrangement between APTF and the Deed Administrators dated 15 May 2009;

(d)	in relation to APC, the Deed of Company Arrangement between APC and the Deed Administrators dated 15 May 2009;

and Deeds of Company Arrangements means all of them.

Deed of Confirmation means the Deed of Confirmation expected to be dated on or around Completion between The AustralAsia Railway Corporation, The Northern Territory of Australia, the Crown in right of the State of South Australia, Asia Pacific Transport Pty Limited and the Purchaser, in a form, subject to clause 11.3, satisfactory to Asia Pacific Transport Pty Limited and the Purchaser (each acting reasonably).

Default Rate means the Interest Rate plus 3% per annum.

Disclosures means:

(a)	the Data Room Material;

(b)	all information relating to the Business or the Business Assets that may be obtained from public records maintained in Australia or which is otherwise publicly available; and

(c)	all information relating directly or indirectly to the Business or the Business Assets, in whatever form (including written or oral) and howsoever stored (including information stored electronically), which is disclosed to the Purchaser (or any of its advisers, representatives, agents, officers, employees, consultants, financiers or Related Bodies Corporate or any adviser, representative, agent, officer, employee, consultant or financier of any such Related Body Corporate) in any manner, prior to Completion or in discussions or interviews with the Sellers or their Representatives.

Domain Names means the domain names detailed in part A of schedule 4.

Employees means the employees employed in the Business as at Completion, with the names of those employed in the Business as at the date of this document listed in schedule 3.

Employee Entitlements means the aggregate of all unpaid amounts and benefits to which any Employee is entitled as at the Completion Date under any contract of employment, Law or Industrial Instrument, in respect of:

(a)	emoluments relating to services rendered to the Sellers before Completion; and

(b)	leave entitlements (including annual leave, long service leave, sick leave, rostered days off and time in lieu) accrued or arising in respect of the Employee for the period of the Employee’s employment by the Sellers before Completion.

Encumbrance means an interest or power:

(a)	reserved in or over an interest in any asset; or

(b)	created or otherwise arising in or over any interest in any asset under any mortgage, charge, pledge, lien, trust or other security interest created by operation of law or otherwise,

by way of security for the payment of a debt or other monetary obligation or the performance of any other obligation, excluding any Permitted Encumbrances.

Excluded Assets means each of the assets set out in schedule 14.

Existing Corridor Head Leases has the meaning given to that term in the Concession Deed.

Existing Corridor Sub-Leases has the meaning given to that term in the Concession Deed.

Financing Period has the meaning given to that term in clause 3.1(h).

FreightLink means Freight Link Pty Ltd (Receivers and Managers Appointed) (Subject to Deed of Company Arrangement) (ACN 093 011 628).

Further CapEx Payments means any capital expenditure in relation to the Business or the Business Assets to be made by the Sellers or the Receivers between the date of this document and Completion as agreed to by the Purchaser but excludes the Agreed CapEx Payments.

Governmental Agency means any federal, state, territory, municipality or other political subdivision, administrative or judicial body, court, ministry, department, commission, authority, instrumentality, tribunal or agency or other governmental, quasi-governmental or regulatory authority or any self-regulatory organisation including the Commissioner of Taxation, the ATO, and the Australian Competition and Consumer Commission.

GST Law has the same meaning given to that expression in the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Head Lease Deeds has the meaning given to that term in the Concession Deed.

Immediately Available Funds means bank cheque or telegraphic transfer of cleared funds to an account nominated by the Sellers.

Industrial Instrument means an industrial award, or a collective or individual industrial or employment agreement which is made, registered, approved or certified under or in accordance with the industrial laws of the Commonwealth or a State or Territory, and includes an order or determination of an industrial tribunal made under such laws.

Information Memorandum means the March 2010 FreightLink Information Memorandum Adelaide to Darwin Railway and any other document issued after this document and described as an information memorandum that may be provided by the Receivers to the Purchaser or its Representatives (including any supplement to it or replacement of it).

Insurance Claim Proceeds means any proceeds received by the Sellers or the Receivers at any time from any insurer pursuant to any claim made under an insurance policy relating to track repairs resulting from the washouts in 2010, to the extent that the proceeds have not been applied by the Sellers or Receivers in undertaking relevant repairs to the track.

Interest Rate means:

(a)	in respect of a given date, the rate percent per annum that is described as ‘Average Mid Rate’ and appears on the page entitled ‘BBSW’ on the Reuters Monitor System at 10.00 am (Eastern Standard Time) on that date for a bank accepted bill of exchange having a term of 30 days; or

(b)	if in respect of that date the Interest Rate cannot be determined in accordance with item (a) of this definition, the rate percent per annum determined by the Seller in good faith to be the average of the rates quoted by the Commonwealth Bank of Australia, Westpac Banking Corporation Australia, Australia and New Zealand Banking Group Limited and the National Australia Bank Limited at or about 10.00 am on that date for a bank accepted bill of exchange having a term of 30 days.

Joint Venture means the unincorporated joint venture constituted by the JVA known as the “Asia Pacific Transport Consortium” (ABN 78 252 208 093).

JVA means the Joint Venture Agreement dated 17 April 2001 between APT and the JV SPV Sellers, amongst others.

JV SPV Sellers means those companies that each hold a Participating Interest in the Joint Venture, details of which are set out in schedule 1 and JV SPV Seller means any of those companies.

JV SPV Sellers’ Receivers means Martin Madden and David Winterbottom as joint and several receivers and managers of each of the JV SPV Sellers or any other person appointed as receiver of the JV SPV Sellers in place of Martin Madden and David Winterbottom in accordance with the Charges.

Law means any law or legal requirement, including at common law, in equity, under any statute, regulation or by-law, any condition of any Authorisation, and any decision, directive, guidance, guideline or requirements of any Governmental Agency.

Leased Equipment means the leased plant and equipment used in the Business as at the Completion Date, with a list of the plant and equipment so used as at the date of this document detailed in part B of schedule 11.

Liabilities means all liabilities (whether actual, contingent or prospective), losses, damages, costs and expenses of whatsoever description and howsoever arising.

Loss means any Liabilities of any kind or character which a party pays, suffers or incurs or is liable for, including legal (on a full indemnity basis) and other costs incurred in connection with investigating or defending any Claim, whether or not resulting in any Liabilities, and all amounts paid in settlement of any Claim.

Material Contracts means those agreements set out in schedule 13 and Material Contract means any one of those agreements.

No Action Agreement means the No Action Agreement between APTF, Australia and New Zealand Banking Group Limited and others dated 14 December 2006.

Operational Companies means each of APT, FreightLink and the Subsidiaries.

Participating Interest means in relation to a JV SPV Seller, its participating interest in the Joint Venture, as set out in schedule 1.

Permitted Encumbrance means an Encumbrance:

(a)	under any Project Document (as amended, if applicable, in accordance with clause 11.3);

(b)	that is a lien arising by operation of law in the ordinary course of day to day trading and not securing financial indebtedness and excluding any receiver’s or administrator’s lien; or

(c)	that is a charge or lien arising in favour of a Governmental Agency by operation of statute.

Port Terminal Lease has the meaning given to that term in the Concession Deed.

Post-Completion Sale Fees means all costs, fees and expenses (including GST) payable to:

(a)	third parties in connection with the sale contemplated by this document (including without limitation, to third party advisers of the Sellers and to any Debt Financiers);

(b)	employees or directors of the Business in connection with the sale contemplated by this document, other than salaries, fees or other amounts payable to such persons in the ordinary course; and

(c)	third parties in connection with obtaining any consent of those third parties to the assignment or novation of any of the Business Assets that are required to be novated or assigned to the Purchaser under this document, provided that those Post-Completion Sale Fees, and the quantum of those fees, have been incurred with the prior written agreement of the Purchaser.

Project Documents has the meaning given to that term in the Concession Deed but does not include the Debt Financing Documents.

Purchase Price means the price payable by the Purchaser to the Sellers for the Business and the Business Assets as defined in clause 5.1.

Railway has the meaning given to that term in the Concession Deed.

Receiver means:

(a)	the JV SPV Sellers’ Receivers; and

(b)	the APT and FreightLink Receivers,

and Receivers means each of the persons referred to in (a) and (b) collectively.

Related Body Corporate has the meaning given to that term in the Corporations Act.

Representative means in relation to a person or entity, its officers, employees, agents, advisers or financiers.

SANT Contract means the Integrated Management Services Contract dated 18 April 2001 between FreightLink and S.A.N.T. (Management) Pty Ltd as amended by the IMS Agreement Deed of 8 May 2003.

Sale Document means:

(a)	this document; and

(b)	the Deed of Confirmation.

Sale Process means the sale process conducted by the Sellers as more particularly described in the Sale Process Letter and the Information Memorandum and/or any discussion and negotiations with the Purchaser in relation to the Sale Documents.

Sale Process Letter means the letter titled “FreightLink sale process” from UBS AG Australia Branch to the Purchaser dated 9 March 2010 as amended by the letter titled “Sale of FreightLink – Revised Timetable” from UBS AG Australia Branch to the Purchaser dated 1 April 2010.

Security Trustee means ANZ Capel Court Limited (ACN 004 768 807) in its capacity as trustee of the AustralAsia Railway Project Security Trust.

Sellers means the JV SPV Sellers, APT and FreightLink.

Stamp Duty means any stamp, transaction or registration duty or similar charge imposed by any Governmental Agency and includes any interest, fine, penalty, charge or other amount in respect of the above, including any fines and penalties for failure to lodge on time or for non-payment of duty.

Sub-Leases has the meaning given to that term in the Concession Deed.

Subsidiaries means APC and APTF.

Targeted Employees means those Employees nominated in writing by the Purchaser to the Sellers no later than one month prior to Completion (unless otherwise agreed).

Tax means:

(a)	any tax, levy, impost, deduction, charge, rate, compulsory loan, withholding or duty by whatever name called levied, imposed or assessed under the Tax Act or any other statute, ordinance or law, in Australia or elsewhere (including profits tax, property tax, interest tax, income tax, tax related to capital gains, tax related to the franking of dividends, bank account debits tax, fringe benefits tax, sales tax, payroll tax, superannuation guarantee charge, group or Pay as You Go withholding tax and land tax);

(b)	unless the context otherwise requires, Stamp Duty or GST; and

(c)	any interest, penalty, charge, fine or fee or other amount of any kind assessed, charged or imposed on or in respect of the above.

Tax Act means the Income Tax Assessment Act 1936 (Cth) and the Income Tax Assessment Act 1997 (Cth) as the case may be.

Tax Law means any law (including any regulations made thereunder) under which Tax is imposed, assessed or charged by any Governmental Agency and includes, without limitation, the Tax Act.

Tax Records means all originals and copies of books, files, reports, records, correspondence, documents, data and other material (whether in electronic or physical form and on whatever media stored) wholly or predominantly related to Tax matters, including Tax Returns and Tax assessments.

Tax Return means any return relating to Tax including any document which must be lodged with a Governmental Agency administering a Tax or which a taxpayer must prepare and retain under a Tax Law (such as an activity statement, amended return, schedule or election and any attachment).

Trade Marks means the trade marks detailed in part B of schedule 4.

Transferring Employee has the meaning given to that term in clause 12.2(b).

UJV Participants has the meaning given to that term in the JVA.

Warranties means the warranties of the Sellers set out in schedule 5.

1.2	Construction

Unless expressed to the contrary, in this document:

(a)	words in the singular include the plural and vice versa;

(b)	any gender includes the other genders;

(c)	if a word or phrase is defined its other grammatical forms have corresponding meanings;

(d)	“includes” means includes without limitation;

(e)	no rule of construction will apply to a clause to the disadvantage of a party merely because that party put forward the clause or would otherwise benefit from it;

(f)	a reference to:

(i)	a person includes a partnership, joint venture, unincorporated association, corporation and a government or statutory body or authority;

(ii)	a person includes the person’s legal personal representatives, successors, assigns and persons substituted by novation;

(iii)	any legislation includes subordinate legislation under it and includes that legislation and subordinate legislation as modified or replaced;

(iv)	an obligation includes a warranty or representation and a reference to a failure to comply with an obligation includes a breach of warranty or representation;

(v)	a right includes a benefit, remedy, discretion or power;

(vi)	time is to local time in Sydney;

(vii)	“$” or “dollars” is a reference to Australian currency;

(viii)	this or any other document includes the document as novated, varied or replaced and despite any change in the identity of the parties;

(ix)	writing includes any mode of representing or reproducing words in tangible and permanently visible form, and includes fax transmissions;

(x)	this document includes all schedules and annexures to it; and

(xi)	a clause, schedule or annexure is a reference to a clause, schedule or annexure, as the case may be, of this document;

(g)	if the date on or by which any act must be done under this document is not a Business Day, the act must be done on or by the next Business Day; and

(h)	where time is to be calculated by reference to a day or event, that day or the day of that event is excluded.

1.3	Headings

Headings do not affect the interpretation of this document.

2.	Not used

3.	Conditions precedent

3.1	Conditions precedent

The obligations of the parties in respect of Completion are conditional on each of the following conditions having been satisfied or waived in accordance with clause 3.6:

(a)	the Corporation, subject to clause 11.3:

(i)	having given its prior written consent, which consent shall be contained in the Deed of Confirmation, to the transfer of APT’s interest in the Railway and the relevant Project Documents to which the Corporation is a party under clause 33.2(a)(i) of the Concession Deed and clause 6.5 of the Debt Financiers’ Tripartite Deed; and

(ii)	having given its prior written consent, which consent shall be contained in the Deed of Confirmation, to the novation of the Concession Deed and the relevant Project Documents to which the Corporation is a party with effect on and from Completion;

(b)	written consents being obtained from all counterparties (other than the Corporation) to each of the Material Contracts to the novation to the Purchaser of each Material Contract with effect on and from Completion:

(i)	in the case of the Concession Deed and the relevant Project Documents to which the Corporation is a party, in the Deed of Confirmation or in a form substantially consistent with the provisions of the novation deed set out in annexure B; and

(ii)	in each other case, in a form substantially similar to the novation deed set out in annexure B;

(c)	APT and the Purchaser having executed a deed of covenant in favour of the Darwin Port Corporation (in such form as the Darwin Port Corporation may reasonably require) confirming the obligations of the Purchaser in respect of the Port Terminal Lease directly to the Darwin Port Corporation;

(d)	written consent being obtained from the Minister under the Crown Lands Act (NT) to the assignment or novation by APT to the Purchaser and the assumption by the Purchaser from APT of the Crown Land Sub-Leases and the Darwin Terminal Crown Land Sub-Lease;

(e)	the Corporation having obtained the written consent of the Minister under section 19(8) of the Aboriginal Land Rights (Northern Territory) Act 1976 (NT) to the assignment or novation of the Aboriginal Land Sub-Leases;

(f)	either:

(i)	the Purchaser receiving written advice from the ACCC indicating that it does not intend to oppose the proposed acquisition, or does not intend to oppose the proposed acquisition subject to undertakings and these undertakings being acceptable to the Purchaser, acting reasonably; or

(ii)	the ACCC granting formal clearance to the Purchaser acquiring the Business and the Business Assets under section 95AC of the Trade Practices Act 1974 (Cth) or granting formal clearance subject to conditions and those conditions being acceptable to the Purchaser, acting reasonably; or

(iii)	the Federal Court of Australia making a declaration stating that the proposed acquisition would not contravene section 50 of the Trade Practices Act 1974 (Cth); or

(iv)	the Purchaser being granted authorisation for the proposed acquisition from the Australian Competition Tribunal under Division I of Part VII of the Trade Practices Act 1974 (Cth);

To avoid doubt, unless otherwise agreed to by the Purchaser, satisfaction of this paragraph (f) does not require the Purchaser to agree to any divestments of a business or assets or agree to any other conditions or undertakings, acting reasonably;

(g)	written evidence of the full discharge of any and all Encumbrances (including the Charges) over the Business Assets, such Encumbrances to be notified by the Purchaser to the Sellers and the Receivers no later than one month prior to Completion;

(h)	during the period from the date of this document until the date that is 35 days after the date of this document (the Financing Period), the Purchaser obtains financing commitments on terms satisfactory to it in respect of the financing of a portion of the Purchase Price payable under this document; and

(i)	the Sellers:

(i)	procuring that the Security Trustee serve the statutory notices required:

(A)	under section 89 of the Law of Property Act (NT); and

(B)	under section 132 of the Real Property Act (SA),

relating to the exercise of a power of sale over the Business Assets on the Sellers within five Business Days after the date of this document; and

(ii)	all defaults referred to in the notices served on the Sellers by the Security Trustee not being remedied:

(A)	in the case of the Law of Property Act (NT), within 14 days after the day on which those notices are served; and

(B)	in the case of the Real Property Act (SA), within 1 day after the day on which those notices are served.

3.2	Purchaser’s obligations

(a)	The Purchaser will use its best endeavours to procure the satisfaction of each of the conditions referred to in clauses 3.1(a), 3.1(b), 3.1(c), 3.1(d), 3.1(e), 3.1(f) and 3.1(h) as soon as practicable after the date of this document and to ensure that, where satisfied, such conditions continue to be satisfied at all times until Completion.

(b)	In relation to its obligations under clause 3.2(a), the Purchaser will (and will procure that its Related Bodies Corporate) do all acts and things, make all agreements and sign, execute and deliver all undertakings, agreements, applications, consents and assurances and provide all information as may be lawful, necessary and otherwise required by a Governmental Agency or otherwise to ensure that the conditions in clauses 3.1(a), 3.1(b), 3.1(c), 3.1(d), 3.1(e) 3.1(f) and 3.1(h) are satisfied.

(c)	Without limiting the obligations of the Purchaser under clauses 3.2(a) and 3.2(b), in connection with procuring the satisfaction of the condition referred to in clause 3.1(a), the Purchaser must provide to the Corporation written confirmation of the matters set out in clause 7.6.

(d)	Where applicable, the Purchaser will bear all reasonable third party legal costs, incurred by a counterparty (excluding any Seller (or Related Body Corporate of any Seller) or a Receiver) to any of the Business Assets that are required to be novated or assigned to the Purchaser under this document, that relate to obtaining the consent of that counterparty.

3.3	Sellers’ obligations

(a)	The Sellers must use their best endeavours to procure the satisfaction of the conditions referred to in clauses 3.1(a), 3.1(b), 3.1(c), 3.1(d), 3.1(e), 3.1(g) and 3.1(i) as soon as practicable after the date of this document and to ensure that such conditions continue to be satisfied at all times until Completion.

(b)	In relation to its obligations under clause 3.3(a), each Seller will (and will procure that its Related Bodies Corporate) do all reasonable acts and things, make all reasonable agreements and sign, execute and deliver all reasonable undertakings, agreements, applications, consents and assurances and provide all information as may be lawful, necessary and otherwise reasonably required by a Governmental Agency or otherwise to ensure that the conditions in clauses 3.1(a), 3.1(b), 3.1(c), 3.1(d), 3.1(e), 3.1(g) and 3.1(i) are satisfied.

(c)	For the avoidance of doubt, the Sellers or the Receivers will not bear or be responsible for any third party costs of any counterparty to any of the Business Assets that is required to be novated or assigned to the Purchaser under this document that relate to obtaining the consent of that counterparty.

3.4	Co-operation

The Sellers and the Purchaser must, each at their own expense, each provide the other with any assistance reasonably requested by the other to satisfy the conditions to Completion in clause 3.1.

3.5	Notice

Each party will promptly notify the others in writing as soon as it becomes aware that a condition to Completion in clause 3.1 is satisfied or becomes (or is likely to become) incapable of being satisfied.

3.6	Waiver

(a)	The conditions to Completion in clauses 3.1(a), 3.1(c), 3.1(d), 3.1(e), 3.1(f) and 3.1(i) cannot be waived by any party.

(b)	The conditions to Completion in clauses 3.1(b), 3.1(g) and 3.1(h) can only be waived by the Purchaser.

(c)	The Purchaser acknowledges and agrees that the condition to Completion in clause 3.1(h) shall be deemed to be waived on the date that is 37 days after the date of this document.

3.7	Termination

(a)	If any of the conditions in clause 3.1 (other than clauses 3.1(h) and 3.1(i)) are not satisfied or (if permitted under clause 3.6) waived on or before the Cut-Off Date (or such other date as may be agreed between the Sellers and the Purchaser in writing) the Sellers or the Purchaser may terminate this document by giving five Business Days notice in writing to all other parties to this document.

(b)	If the condition in clause 3.1(h) is not satisfied or waived during the Financing Period, then the Purchaser may terminate this document by giving notice in writing to all other parties to this document on the date that is 36 days after the date of this document.

(c)	If the condition in clause 3.1(i) is not satisfied by the date that is 21 days after the date of this document, then the Purchaser may terminate this document by giving notice in writing to all other parties to this document.

(d)	Notwithstanding clauses 3.7(a) and 3.7(b), prior to Completion, the Purchaser may terminate this document by providing five Business Days notice to the Sellers if any of the following events occur:

(i)	any item or group of items of Business Plant and Equipment or Business Inventory that is reasonably necessary for the operation of the Business suffers loss or damage of at least $15 million and for which the Sellers or the Receivers are not actually indemnified pursuant to any insurance policy in respect of that loss or damage, or any loss of use of any item or group of items of Business Plant and Equipment or Business Inventory that is reasonably necessary for the operation of the Business the replacement value of which is at least $15 million and in respect of which an equivalent replacement item or group of items of that Business Plant and Equipment or Business Inventory (at no cost to the Purchaser) has not been made available for immediate use within one month after the date of the loss of use of that item or group of items; or

(ii)	an event or change to the Business that could reasonably be expected to have a material adverse effect on the Business, being a net reduction in the earnings before interest, tax, depreciation and amortisation of the Business for at least two consecutive years from the date of the event or change by more than $3.5 million per annum; or

(iii)	a Material Contract is terminated; or

(iv)	the Sellers breach any obligation under clause 6; or

(v)	an incident or series of related incidents occurs which gives rise or which is reasonably likely to give rise to actual or proposed claims, demands, actions, suits or orders of more than (in aggregate) $3.5 million concerning the environment, any contaminants or breach of environmental laws or regulations, whether made by a Governmental Agency or otherwise, in relation to the Business.

(e)	Except for the right to terminate referred to in clauses 3.7(a), 3.7(b), 3.7(c) and 3.7(d), no party may terminate this document for any reason.

3.8	Effect of termination

If the agreement evidenced by this document is terminated under clause 3.7, this document (except for clauses 1, 3.8, 3.9, 11.4, 15, 16.2 to 16.5 (inclusive), and 18 to 23 (inclusive)) is of no further effect and:

(a)	the parties are released from any further obligations under this document; but

(b)	the parties remain liable for any breach committed before that termination and each party retains the rights it has against the other parties in respect of any past breach.

3.9	Break Fee

(a)	Subject to the next sentence, if the Purchaser has not obtained financing commitments on terms satisfactory to it in respect of the financing of a portion of the Purchase Price payable under this document during the Financing Period, then the Purchaser agrees and acknowledges that it shall become immediately liable to pay to the APT and FreightLink Receivers, and must pay, a break fee in the amount of $10 million (the Break Fee) to the APT and FreightLink Receivers, or as they direct, without withholding or set-off. Notwithstanding the foregoing, the Sellers acknowledge and agree that no Break Fee is payable if:

(i)	the North American IBOX index (BB code = IBOXUMAE) closed above 200 for at least two consecutive Business Days during the Financing Period; and

(ii)	the Australian ITRAXX index (BB code = ITRXAAE) closed above 250 for at least two consecutive Business Days during the Financing Period.

(b)	The Purchaser must pay the Break Fee, if it is payable pursuant to clause 3.9(a), within 3 Business Days after receiving a written notice from the APT and FreightLink Receivers requiring payment of the Break Fee.

(c)	The Purchaser acknowledges that the Break Fee is appropriate to secure the entry into the transaction by the Sellers and represents a reasonable amount to compensate the Sellers for advisory costs, costs of management time, out of pocket expenses and the reasonable opportunity cost in pursuing the transactions pursuant to this document or not pursuing other alternative transactions.

4.	Sale and purchase

4.1	Sale

Subject to the terms of this document, on Completion the Sellers will sell to the Purchaser and the Purchaser will purchase from the Sellers the Business as a going concern and all right, title and interest of the Sellers in and to the Business Assets for the Purchase Price.

4.2	Free from Encumbrances

On Completion, the Business and the Business Assets will be transferred to the Purchaser free from Encumbrances.

4.3	Assignment of Business Contracts

On and from Completion, the Purchaser will (to the extent to which they are assignable) be entitled to the benefit of the Business Contracts in the name of any of the Sellers, but subject to any relevant third party consent.

4.4	Assignment of Business Equipment Leases

On and from Completion, the Purchaser will (to the extent to which they are assignable) be entitled to the benefit of the Business Equipment Leases in the name of any of the Sellers, but subject to any relevant third party consent.

4.5	Assignment of Business Property Leases

On and from Completion, the Purchaser will (to the extent to which they are assignable) be entitled to the benefit of the Business Property Leases in the name of any of the Sellers, but subject to any relevant third party consent.

4.6	Transfer of Authorisations

(a)	The Purchaser and the Sellers must ensure that, on or before Completion, all Authorisations:

(i)	where the Authorisations are capable of transfer, are transferred to the Purchaser on the Completion Date; or

(ii)	where the Authorisations are not capable of transfer, are obtained by the Purchaser with effect on and from, but subject to, Completion.

(b)	The Sellers must provide the Purchaser with such assistance as is reasonably required to transfer or obtain the Authorisations in accordance with clause 4.6(a).

(c)	Notwithstanding any other provision of this clause 4.6, the Sellers will not be required to comply with any direction of the Purchaser under this clause 4.6 which would, in the Sellers reasonable opinion, breach any Law or regulation or the requirements of any Governmental Agency.

5.	Payments

5.1	Purchase Price

The price payable for the Business and the Business Assets is an amount equal to $330,525,000, plus an amount equal to the Agreed CapEx Payments, plus an amount equal to any Further CapEx Payments, less the amount (if any) paid by the Purchaser under clause 3.9 prior to Completion, and as adjusted (if applicable) under clause 5.1A (Purchase Price) apportioned between the Business Assets as set out in schedule 10 and for the avoidance of doubt excludes any Stamp Duty on or relating to this document, any document executed under it or any dutiable transaction evidenced or effected by it.

5.1A	Purchase Price adjustment

(a)	Pursuant to clause 11.3(c), if the Corporation refuses to accommodate the Purchaser in relation to the Purchaser’s proposed cover for the Relevant Insurance, then:

(i)	the Purchaser will not be able to claim that the Deed of Confirmation or any other consent or novation by the Corporation is not satisfactory; and

(ii)	the Purchaser may determine and notify the Receivers of the Incremental Cost of agreeing to the Corporation’s requirements for the Relevant Insurance pursuant to clause 5.1A(b).

(b)	In accordance with clause 5.1A(a), at least two months prior to Completion, the Purchaser may provide a written notice (an Incremental Cost Notice) to the Receivers of the Purchaser’s calculation of the Incremental Cost, specifying full details of the Purchaser’s calculation of the Incremental Cost (which may include the provision of quotes from the Purchaser’s insurer for the provision of insurance with and without the Relevant Insurance).

(c)	If the Purchaser’s calculation of the Incremental Cost as specified in the Incremental Cost Notice is not disputed by the Receivers within five Business Days of receipt of such notice, then the Purchaser’s calculation of the Incremental Cost shall be deemed to be the Incremental Cost. If the Purchaser’s calculation of the Incremental Cost as specified in the Incremental Cost Notice is not agreed to by the Receivers, then within five Business Days of receipt of such notice, the Receivers must notify the Purchaser of the dispute and the parties shall use their best endeavours to resolve the dispute.

(d)	If the dispute is not resolved within five Business Days of the notice to the Purchaser of the dispute, the dispute must promptly be submitted for determination to an expert who will determine the matter or matters in dispute as follows:

(i)	The expert must be selected by agreement between the Purchaser and the Receivers, or failing agreement between them within five Business Days after they commence to discuss the selection of the expert, selected by the President for the time being of the Institute of Chartered Accountants of Australia. The expert agreed upon or as determined shall be the Expert for the purposes of this clause 5.1A.

(ii)	The disputed matters must be referred to the Expert by written submissions of the Purchaser and the Receivers to the Expert within 5 Business Days of the Expert being agreed upon or determined. Copies of each of the Purchaser’s and the Receiver’s written submissions to the Expert must be given to each other.

(iii)	The Expert must be instructed to decide the matters of disagreement and finish its determination and provide it to the Purchaser and the Receivers no later than 10 Business Days after receipt of the submissions (or such other period agreed by the parties having regard to the matters in dispute).

(iv)	The Purchaser and the Receivers must promptly supply the Expert with any information, assistance and cooperation requested by the Expert in connection with its determination. All correspondence between the Expert and a party must be copied to the other party.

(v)	In the absence of agreement between the Purchaser and the Receivers, the Expert will decide the procedures to be followed to resolve the matters of disagreement.

(vi)	The Expert must act as an expert and not as an arbitrator. The Expert’s written determination will be final and binding on the parties in the absence of manifest error and if the Expert determines that any payment must be made by one party, that party must promptly make such payment.

(vii)	The cost of a determination by the Expert must be borne by the Purchaser and the Receivers in such manner as the Expert determines (having regard to the merits of the dispute).

(e)	Immediately upon the Incremental Cost being determined under clause 5.1A(c) or clause 5.1A(d) as applicable:

(i)	if the amount of the Incremental Cost is less than or equal to $200,000, then no adjustment will be made to the Purchase Price; and

(ii)	if the amount of the Incremental Cost is greater than $200,000, then the Purchase Price will be reduced by an amount that is equal to the lesser of:

(A)	three times the Incremental Cost; and

(B)	$1.5 million.

(f)	In this clause 5.1A:

Incremental Cost means the amount that is equal to the cost to the Purchaser of the sum of brokerage and premium payments for a period of 12 months for the Relevant Insurance on the basis that the Purchaser obtains the Relevant Insurance for the Business and the Business Assets alone less the cost to the Purchaser of the sum of brokerage and premium payments for a period of 12 months for the Relevant Insurance on the basis that the Relevant Insurance forms part of the Purchaser’s global insurance policies, as agreed between the Purchaser and the Receivers under clause 5.1A(c) or as determined by the Expert under clause 5.1A(d); and

Relevant Insurance means the policies of insurance that satisfy clause 26.3(c) of the Concession Deed and that are in place as at the date of this document.

5.2	Purchase Price payment

On Completion the Purchaser must pay or procure the payment of an amount equal to the Purchase Price in accordance with clause 5.3.

5.3	Method of payment

(a)	All payments to be made under this clause 5 must be made by Immediately Available Funds.

(b)	The Purchase Price must be paid to the APT and FreightLink Receivers or as the Sellers or the Receivers direct.

(c)	All amounts payable under this document, including the Purchase Price, are to be paid in Australian dollars.

5.4	Interest

If a party fails to pay any sum payable by it under this document at the time and otherwise in the manner provided in this document, the party must pay interest on that sum from the due date of payment until that sum is paid in full at the Default Rate. Interest will accrue from day to day and will be payable on demand. The payment of interest in respect of any late payment under this clause 5.4 is in addition to any other remedies that the other parties may have in respect of such late payment.

5.5	Acknowledgments

The Purchaser acknowledges and agrees that:

(a)	there will be no cash balance available to the Business at Completion;

(b)	there will be no adjustment to the Purchase Price to take into account movements in the financial position of the Business between the date of this document and Completion;

(c)	in relation to all pre-payments, notified by the Sellers to the Purchaser in writing no later than one month prior to the Completion Date or as otherwise agreed by the Purchaser and the Sellers before Completion, which were made by the Sellers or the Receivers for goods or services to be used by the Business or in connection with the Business Assets in respect of any period after the Completion Date (such pre-payments being Pre-Payments), the Sellers or the Receivers will attempt to obtain a refund from the relevant third party in respect of those Pre-Payments prior to Completion and any such refund so obtained will be retained by the Sellers or the Receivers;

(d)	for the avoidance of doubt, the Purchaser shall retain the benefit of any Pre-Payments in relation to which refunds are not obtained by the Sellers or the Receivers prior to Completion; and

(e)	from the date of this document until Completion, the Business and the Business Assets will be managed by the Sellers in accordance with clauses 6.2, 6.3, 6.4 and 6.5.

5.6	Liabilities arising during the Receivership Period

(a)	Except where expressly contemplated otherwise in this document, with effect from Completion, the Purchaser will be liable for any Losses, not paid or satisfied on or prior to Completion, directly relating to the Business Assets which were incurred by the Receivers procuring that the Business was carried on in accordance with the usual and prudent business practices of a qualified and experienced receiver during the period from and including 6 November 2008 until the Completion Date (including such Losses that accrued during that period but which only arise after the Completion Date), but excluding (for the avoidance of doubt) the following Losses:

(i)	Losses relating to financing charges or the Debt Financing Documents;

(ii)	Losses on account of Tax (excluding, for the avoidance of doubt, any Stamp Duty on or relating to this document, any document executed under it or any dutiable transaction evidenced or effected by it);

(iii)	Losses on account of the diminution of the value of a Business Asset;

(iv)	claims by existing debt financiers of Operational Companies (including the senior and mezzanine debt holders) or the JV SPV Sellers or shareholders of the Operational Companies or the JV SPV Sellers; and

(v)	accounts payable pursuant to clause 8.2 (including the matters referred to in clauses 6.2(e)(i), 6.2(e)(ii) and 6.2(e)(iii)),

up to a maximum aggregate liability of $3.5 million.

(b)	The Purchaser indemnifies each Receiver as a continuing indemnity in respect of any Loss suffered or incurred by any Receiver as a result of any claim, demand, proceeding, suit, litigation, action or cause of action in contract, tort, under statute or otherwise in relation to any Loss referred to in clause 5.6(a) and any breach by the Purchaser of clause 5.6(a), up to a maximum aggregate liability of $3.5 million.

(c)	The parties agree that any obligation to pay, or payment to be made or made, under this clause 5.6 does not form part of the Purchase Price.

5.7	Procedure for dealing with Liabilities arising under Receivership Period

(a)	Each Seller must promptly notify the Purchaser if a claim (Third Party Claim) is made against such Seller that may give rise to a Claim against the Purchaser under clause 5.6(b) or if the Seller becomes aware of any events, matters or circumstances that may give rise to a Claim against the Purchaser under clause 5.6(b).

(b)	The Seller must not:

(i)	accept, compromise or pay;

(ii)	agree to arbitrate, compromise or settle; or

(iii)	make any admission or take any action in relation to,

a Third Party Claim that may lead to a Purchaser liability under clause 5.6(b) without the prior written consent of the Purchaser.

(c)	Following the receipt of a notice under clause 5.7(a) the Purchaser may, by written notice to the Seller within 20 Business Days from the date of the notice, assume the conduct of the defence of the Third Party Claim. If the Purchaser does not provide the Seller with such a notice within 20 Business Days, then, notwithstanding the provisions of clause 5.7(b), the Seller may assume, acting reasonably, the conduct of the Third Party Claim.

5.8	Post-Completion Sale Fees

(a)	The Purchaser shall pay any Post-Completion Sale Fees incurred by the Sellers or any Receiver after the Completion Date.

(b)	The Purchaser must indemnify the Sellers and the Receivers against any Loss which may be incurred by the Sellers or the Receivers in relation to any failure of the Purchaser to pay any Post-Completion Sale Fees in accordance with clause 5.8(a).

5.9	Insurance Claim Proceeds

(a)	On Completion, the Sellers will:

(i)	pay to the Purchaser any Insurance Claim Proceeds as at Completion; and

(ii)	irrevocably direct the relevant insurers from whom Insurance Claim Proceeds may be received by the Sellers or the Receivers after Completion, to pay any such Insurance Claim Proceeds due after Completion directly to the Purchaser, without deduction or set-off.

(b)	If, after Completion, the Sellers or the Receivers receive any Insurance Claim Proceeds, then the parties agree that:

(i)	such money is for the benefit of the Purchaser, and must be held in a separate account or otherwise clearly identified in the books and records of the Sellers or the Receivers until such time as that money is paid to the Purchaser; and

(ii)	such money must be paid to the Purchaser via bank cheque or telegraphic transfer of cleared funds to an account nominated by the Purchaser within 5 Business Days after receipt.

6.	Actions pending completion

6.1	Preparation of Budget

As soon as reasonably practicable after the date of this document, the Sellers shall provide the Purchaser with a Budget for the Operational Companies and the Joint Venture as at 12:00 midnight on the last Business Day of the calendar month preceding the date of this document.

6.2	Ordinary course of business

Until Completion, the Sellers must use reasonable endeavours to:

(a)	procure that the Business is carried on in accordance with the usual and prudent business practices of a qualified and experienced receiver and in accordance with the Project Documents and the Debt Financing Documents but subject to the restrictions in clause 6.3;

(b)	preserve the goodwill of the Business (including ensuring that no adverse statement is made by them in relation to the Business);

(c)	notify the Purchaser of any new claim, litigation, investigation, arbitration or other like proceeding in relation to the Joint Venture or the Operational Companies where the amount claimed is in excess of $50,000, as soon as practicable after the Sellers become aware of it;

(d)	keep the Purchaser informed about the conduct of the Business and the status of the Business Assets by providing the Purchaser with regular reports not less frequently than fortnightly; and

(e)	pay all trading debts and liabilities of the Business incurred in the ordinary course that become due and payable prior to Completion, other than in relation to:

(i)	the SANT Contract;

(ii)	the claim for unpaid amounts relating to the provision of hook and pull services by Pacific National to FreightLink for the period from September 2006 to July 2009, as set out in the letter from Pacific National to FreightLink dated 4 February 2010 (Data Room Materials reference FRE.121.00048; and

(iii)	any trading debt or liability of the Business about which there is a genuine dispute as to whether such debt or liability is due and payable.

6.3	Sellers’ Obligations

Until Completion the Sellers shall consult with and obtain the prior written permission (not to be unreasonably delayed) from the Purchaser before any Seller:

(a)	enters into or amends or restates any contract or commitment requiring it to pay any amounts which, in aggregate are more than $50,000 per month above the relevant equivalent budgeted items set out in the Budget, other than in relation to contracts or commitments for:

(i)	fuel; or

(ii)	operating costs pursuant to the Rolling Stock Services Contract dated 26 November 2002 between APT and Genesee & Wyoming Pty Ltd (formerly Australian Southern Railroad Pty Ltd),

in which cases the Purchaser’s prior written permission is required if any Seller is required to pay any amount which, in aggregate, is more than $150,000 per month above the relevant budgeted items set out in the Budget;

(b)	enters into, restates, or amends in any material respect including pricing, any arrangements regarding:

(i)	the Darwin Passenger Bulk Handling Loop Line that runs through the parcels of land described in paragraphs 1 and 2 of Schedule 2 of the Concession Deed, the Aboriginal Land described in paragraph 3 of Schedule 2 of the Concession Deed, Crown land described in paragraph 4 of Schedule 4 of the Concession Deed, and land which is the subject of the Port Terminal Lease dated 12 October 2004 granted by the Darwin Port Corporation to APT;

(ii)	the Darwin Port spur line which runs from NT Portion 5986 (which is the subject of the Port Terminal Lease dated 12 October 2004 granted by the Darwin Port Corporation to APT) to NT Portion 5986 to the extent that any such arrangements differ from the draft arrangements set out in the Data Room Materials (references FRE.138.00001, FRE.135.00002 and FRE.027.00001); or

(iii)	track access to be provided by FreightLink to SCT (the above-rail operator for IMX Resources Limited) to the extent that any such arrangements differ from the draft arrangements set out in the Data Room Materials (references FRE.112.00010 and FRE.112.00001) and could reasonably be expected to give rise to lower revenue than the amount provided for in the March 2010 Information Memorandum;

(c)	acquires or disposes of any assets or terminates any contracts, whose aggregate value exceeds $50,000, including undertaking any land swap;

(d)	creates an Encumbrance over any of its assets or declares itself trustee of any of its assets;

(e)	makes any distributions of its assets;

(f)	engages any new permanent employee with a total annual remuneration in excess of $50,000;

(g)	terminates or encourages the resignation of any Employee, except for cause;

(h)	changes the terms of employment (including remuneration or other benefits) of any of the Employees except as part of the 2010 employee salary reviews but subject to any increase in any Employee’s remuneration being not more than 5% of that Employee’s remuneration as at the date of this document;

(i)	alters its constitution;

(j)	cancels any existing insurance policy in the name of or for the benefit of a Seller unless a replacement policy (on terms no less favourable to the Seller, if available in the market place) has been put in place;

(k)	revalues its assets, except as directed by any accountant or auditor of any Seller or the Business;

(l)	repays any shareholder loans or advances;

(m)	undertakes any new capital expenditure not provided for in the Budget that is in excess of $50,000, defers any capital expenditure which has or is likely to have an adverse impact on the Business, or undertakes any capital expenditure that is in aggregate more than $50,000 per month above the relevant equivalent budgeted items set out in the Budget;

(n)	varies, terminates or fails to renew any of its contracts, Authorisations or commitments, except in the ordinary course of business;

(o)	changes any accounting method, practice or principle used by it;

(p)	merges or consolidates with any other corporation or acquires all or substantially all of the shares or the business or assets of any other person, firm, association, corporation or business organisation, or agrees to do any of the foregoing; or

(q)	conducts the Business in a way that does not comply with all applicable laws and regulations,

except that nothing in this clause shall prevent the Sellers or the Receivers from making any payments in respect of any amount of interest owing (whether quarterly or otherwise) to any financier to the Operational Companies and for the Business.

6.4	Access before completion

Before Completion, the Sellers must ensure that the Purchaser, and any person authorised by the Purchaser (including any auditor), upon reasonable notice, is given all reasonable access during normal business hours to the books of account, records and documents of the Business, provided such access does not disrupt the day-to-day operations of the Business. Such access must permit the preparation (at the Purchaser’s expense) of consolidated audited US GAAP statements (with footnotes) as at 30 June 2009 and 30 June 2010, and consolidated quarterly US GAAP financials for 2010 and 2009, for APT.

6.5	Permitted conduct

Nothing in clauses 6.2 or 6.3 restricts the Sellers or the Receivers from doing anything:

(a)	which is contemplated by this document or any other documents executed in connection with this document;

(b)	approved by the Purchaser, such approval (in the Purchaser’s absolute discretion) not to be unreasonably delayed;

(c)	which is necessary for any of the Sellers or the Receivers to comply with their legal obligations, or any contractual obligations under any contract or arrangement to which they are a party in respect of the Business or the Business Assets, and which are disclosed in the Data Room Material;

(d)	to reasonably and prudently respond to any occupational or health and safety risks or to an emergency or disaster affecting the Business or the Business Assets; or

(e)	which is required in accordance with the usual and prudent business practices of a duly qualified and experienced receiver and manager to respond to events beyond the reasonable control of the Receivers or the control of the Sellers, where such actions are intended to minimise any adverse affects of such events on the Business.

7.	Completion

7.1	Date, time and place

Completion will take place at the offices of Allens Arthur Robinson, Deutsche Bank Place, Corner Hunter and Phillip Streets, Sydney, NSW 2000 on the Completion Date or any other time, date and place agreed in writing by the Sellers and the Purchaser.

7.2	Sellers obligations to deliver

At Completion, the Sellers must:

(a)	deliver to the Purchaser each Business Asset which is capable of passing by delivery, at the respective places where they are normally located;

(b)	deliver to the Purchaser ASIC Forms 312 for the discharge of each of the Charges to the extent that those charges affect the Business Assets, duly executed by the relevant chargee;

(c)	deliver to the Purchaser deeds of assignment of the Trade Marks duly executed by FreightLink;

(d)	deliver to the Purchaser evidence that the Business Guarantees have been cancelled;

(e)	deliver to the Purchaser directions to Melbourne IT Limited to register the transfer of the Domain Names to the Purchaser, duly executed by the relevant Sellers;

(f)	deliver to the Purchaser such duly executed documents as required to satisfy the Seller’s obligations under clause 4.6 in a form reasonably acceptable to the Purchaser;

(g)	deliver to the Purchaser:

(i)	deeds of novation of each of the Material Contracts as required by clause 3.1(b);

(ii)	such duly executed documents as required to satisfy the Seller’s obligations under clause 10.1 in respect of the Business Property Leases and the Business Equipment Leases; and

(iii)	subject to clause 9.3, deeds of assignment or deeds of novation of the Business Contracts,

in each case in the form set out in annexure B (with such amendments as agreed by the Purchaser), duly executed by the relevant Sellers and counterparties (other than the Purchaser);

(h)	assist the Purchaser by executing the necessary forms and consents to enable the utility services provided to the Business, including those telephone, fax and other communication services (with the benefit of the same numbers) requested by the Purchaser to be transferred to the Purchaser with effect from the Completion Date;

(i)	deliver to the Purchaser consolidated audited US GAAP statements (with footnotes) as at 30 June 2009 and 30 June 2010, and consolidated quarterly US GAAP financials for 2010 and 2009, for APT, signed by an appropriate and authorised officer of APT; and

(j)	deliver to the Purchaser a copy of the irrevocable direction to pay given to the relevant insurers from whom Insurance Claim Proceeds may be received by the Sellers or Receivers after Completion, instructing the relevant insurer to pay any such Insurance Claim Proceeds due after Completion directly to the Purchaser, without deduction or set-off, in each case countersigned by the relevant insurer.

7.3	Purchaser Obligations

At Completion, the Purchaser must:

(a)	pay the Purchase Price in accordance with clauses 5.2 and 5.3; and

(b)	deliver to the Sellers:

(i)	a deed of novation or a deed of assignment (in the form substantially set out in annexure B (with such amendments as agreed by the Sellers) of the Corporation Loan Agreement, duly executed by the Purchaser and the Corporation;

(ii)	such documents as are required to satisfy the Purchaser’s obligations under clause 4.6 in a form reasonably acceptable to the Sellers;

(iii)	evidence that the Business Guarantees have been replaced by equivalent financial accommodation arranged by or on behalf of the Purchaser; and

(iv)	evidence that the Purchaser has in place insurance policies in respect of the Business for the period from and including the Completion Date, to the extent required under the Concession Deed or any other document in connection with the Business or the Business Assets and disclosed in the Data Room Material.

7.4	Interdependency

(a)	It is the intention of the parties that the performance of the parties’ obligations under this document in respect of Completion are interdependent, so that if the obligations of any party in respect of Completion are not satisfied, then no action, delivery or payment will be deemed to have been made by any other party in respect of Completion.

(b)	The parties acknowledge and agree that once Completion under this document has occurred, all actions, deliveries and payments will be deemed to have taken place in the order in which they are described in this document to occur.

7.5	Title and Risk

(a)	Title and risk in all of the Business Assets shall pass to the Purchaser on the Completion Date in accordance with the terms of this document.

(b)	Where it is necessary to determine the time on any date when an asset is transferred, a liability is assumed, a risk passes or a calculation is made, that time will be 00.01 on that date.

7.6	Project Documents

With	effect from Completion, the Purchaser acknowledges and agrees that:

(a)	it is bound by the relevant Project Documents as amended in accordance with clause 11.3; and

(b)	it will operate the Railway as an ongoing business.

8.	Cash Collection

8.1	Accounts receivable

(a)	If, after the Completion Date, the Sellers or the Receivers receive any amount of money for goods or services provided by the Business or the Sellers or the Receivers in the course of carrying on the Business prior to the Completion Date, then the Sellers or the Receivers will retain such money.

(b)	If, after the Completion Date, the Sellers or the Receivers receive any amount of money for goods or services provided by the Business or the Purchaser or the Purchaser’s Related Bodies Corporate in the course of carrying on the Business on or after the Completion Date, then the parties agree that:

(i)	such money is for the benefit of the Purchaser, and must be held in a separate account or otherwise clearly identified in the books and records of the Sellers or the Receivers until such time as that money is paid to the Purchaser; and

(ii)	such money must be paid to the Purchaser in Immediately Available Funds within 5 Business Days after receipt; and

(iii)	at the time of payment, the Purchaser must be given a statement setting out all relevant details of any such amounts (including the identity of the payer, the date paid, the amount paid, and the invoice number).

(c)	After the Completion Date, it is acknowledged that the Purchaser will receive amounts of money for goods or services provided by the Business or the Sellers or the Receivers in the course of carrying on the Business prior to the Completion Date, and accordingly the Purchaser must, on the next Business Day that is 45 days after the Completion Date:

(i)	provide the Sellers with a statement setting out all relevant details of any such amounts (including the identity of the payer, the date paid, the amount paid and the invoice number); and

(ii)	pay the Sellers in Immediately Available Funds an amount equal to the aggregate of such amounts received by the Purchaser.

(d)	After the Completion Date, it is acknowledged that the Purchaser will receive amounts of money for goods or services provided by the Business or the Sellers or the Receivers in the course of carrying on the Business prior to the Completion Date, and accordingly the Purchaser must, on the next Business Day that is 75 days after the Completion Date:

(i)	provide the Sellers with a statement setting out all relevant details of any such amounts (including the identity of the payer, the date paid, the amount paid and the invoice number); and

(ii)	pay the Sellers in Immediately Available Funds an amount equal to the aggregate of such amounts received by the Purchaser.

(e)	After the Completion Date, it is acknowledged that the Purchaser will receive amounts of money for goods or services provided by the Business or the Sellers or the Receivers in the course of carrying on the Business prior to the Completion Date, and accordingly the Purchaser must, on the next Business Day that is 105 days after the Completion Date:

(i)	provide the Sellers with a statement setting out all relevant details of any such amounts (including the identity of the payer, the date paid, the amount paid and the invoice number); and

(ii)	pay the Sellers in Immediately Available Funds an amount equal to the aggregate of such amounts received by the Purchaser.

(f)	If the Purchaser receives any amount of money for goods or services provided by the Business or the Sellers or the Receivers in the course of carrying on the Business prior to the Completion Date after the date on which it has complied with its obligations under clause 8.1(e), the Purchaser shall remit to the Sellers in Immediately Available Funds all such amounts received as soon as practicable.

(g)	Any amounts of money received by the Purchaser referred to in paragraphs (c), (d), (e) or (f) must be held by the Purchaser for the benefit of the Sellers in a separate account or otherwise clearly identified in the books and records of the Purchaser until such time as the Purchaser remits that money to the Sellers.

8.2	Accounts payable

After the Completion Date, any amounts of money payable to providers of goods or services to the Business or the Sellers or the Receivers in the course of carrying on the Business prior to the Completion Date shall be a Liability of the Sellers.

8.3	Access to information

The Purchaser on the one hand, and the Sellers or Receivers on the other hand, (as the case may be, the Payer) must:

(a)	provide or ensure the provision of all information and assistance which may be requested by the other (the Recipient); and

(b)	permit the Recipient and the Recipient’s Representatives to have access to and take extracts from or copies of any relevant documents,

to enable the Recipient to review the accuracy of the statements to be delivered by the Payer to the Recipient in accordance with clauses 8.1(b), 8.1(c)(i), 8.1(d)(i) and 8.1(e)(i).

8.4	Dispute resolution procedure

(a)	If there is any difference of opinion or dispute between the Recipient and the Payer regarding the statements to be delivered by the Payer to the Recipient in accordance with clauses 8.1(b)(iii), 8.1(c)(i), 8.1(d)(i) and 8.1(e)(i) or the payment of any money in accordance with clauses 8.1(b)(ii) 8.1(c)(ii), 8.1(d)(ii), 8.1(e)(ii) and 8.1(f), the Recipient may give a notice to the Payer (Dispute Notice) setting out:

(i)	details of each of the matters in dispute and the reasons why those matters are disputed; and

(ii)	a separate dollar value for each of those matters.

(b)	Within 10 Business Days of the Recipient having delivered a Dispute Notice to the Payer, the Payer must deliver to the Recipient a response in writing on the disputed matters (Response).

(c)	If the dispute is not resolved within 10 Business Days of the delivery of the Response to the Recipient, the dispute must promptly be submitted for determination to an expert who will determine the matter or matters in dispute.

(d)	The expert must be selected by agreement between the Recipient and the Payer, or failing agreement between them within five Business Days after they commence to discuss the selection of the expert, selected by the President for the time being of the Institute of Chartered Accountants of Australia. The expert agreed upon or as determined shall be the Expert for the purposes of this clause 8.4.

(e)	The disputed matters must be referred to the Expert by written submissions of the Recipient and the Payer.

(f)	The Expert must be instructed to decide the matters of disagreement and finish its determination and provide it to the Recipient and the Payer no later than 10 Business Days after receipt of the submissions (or such other period agreed by the parties having regard to the matters in dispute).

(g)	The Recipient and the Payer must promptly supply the Expert with any information, assistance and cooperation requested by the Expert in connection with its determination. All correspondence between the Expert and a party must be copied to the other party.

(h)	In the absence of agreement between the Recipient and the Payer, the Expert will decide the procedures to be followed to resolve the matters of disagreement.

(i)	The Expert must act as an expert and not as an arbitrator. The Expert’s written determination will be final and binding on the parties in the absence of manifest error and if the Expert determines that any payment must be made by one party, that party must promptly make such payment.

(j)	The cost of a determination by the Expert must be borne by the Recipient and the Payer in such manner as the Expert determines (having regard to the merits of the dispute).

9.	Business Contracts

9.1	Assignment and assumption, or novation, of Business Contracts where permitted by contract

Conditional upon Completion:

(a)	each Seller agrees to assign the benefit of, or novate, to the Purchaser with effect on and from Completion each of the Business Contracts to which it is a party in respect of which assignments or novations are expressly permitted, and provided that the Business Contract is assignable or able to be novated; and

(b)	the Purchaser agrees to assume with effect on and from Completion the burden of each Business Contract referred to in paragraph (a) above which is assigned or novated to it.

9.2	Assignment and assumption, or novation, of Business Contracts where consent is not required

Conditional upon Completion:

(a)	each Seller agrees to assign the benefit of, or novate, to the Purchaser with effect on and from Completion each of the Business Contracts to which it is party in respect of which assignments or novations do not require the consent of or action by the other party to the Business Contract, and provided that the Business Contract is assignable or able to be novated; and

(b)	the Purchaser agrees to assume with effect on and from Completion the burden of each Business Contract referred to in paragraph (a) above which is assigned or novated to it.

9.3	Assignment and assumption, or novation, of Business Contracts where consent is required

The Sellers and the Purchaser must use their respective reasonable endeavours prior to Completion to:

(a)	assign the benefit of, or novate to, the Purchaser with effect on and from Completion each of the Business Contracts in respect of which assignments or novations are permitted only with the consent of the other party to the relevant Business Contract, or in respect of which assignments or novations are absolutely prohibited; and

(b)	have the Purchaser assume with effect on and from Completion the burden of each Business Contract referred to in paragraph (a) above which is assigned or novated to it.

9.4	Form of assignment documents

The parties agree to use their reasonable endeavours to procure that such assignments or novations (and assumptions) are documented in a form substantially similar to that set out in annexure B.

9.5	Obligations pending or if no assignment or assumption

If any of the Business Contracts are not assigned or novated or assumed by the Purchaser by Completion under clauses 9.1 to 9.3, then the Sellers and the Purchaser must use their respective reasonable endeavours after Completion to achieve this, and unless and until such assignment or novation or assumption occurs:

(a)	the Purchaser must perform on behalf of that Seller all obligations of that Seller under that Business Contract in respect of the period following Completion. If the Purchaser performs on behalf of that Seller all obligations of that Seller under that Business Contract, the relevant Seller holds the benefit of that Business Contract on behalf of and for the benefit of the Purchaser, and must account to the Purchaser for any amounts paid by the other party to that Business Contract to that Seller (and until payment of those amounts are made to the Purchaser, such amounts must be held in a separate account or otherwise clearly identified in the books and records of the Sellers) and for any other benefits received by that Seller after Completion in respect of that Business Contract; and

(b)	if a Seller is prohibited under a Business Contract to which it is a party from delegating or subcontracting performance of obligations under that Business Contract or accounting to the Purchaser for the benefit of that Business Contract, the relevant Seller will have no liability to the Purchaser in respect of that Business Contract and the Purchaser is under no obligation to perform the Seller’s obligations under that Business Contract.

9.6	Consents in respect of Business Contracts

(a)	Except in respect of any breach by the Sellers of their obligations under clauses 9.1 to 9.5, the Purchaser has no rights against the Sellers in relation to or in connection with any requirement under the terms of any Business Contract to obtain any consent to assignment or novation or the consequences arising from any such consent, assignment or novation not having been obtained by Completion or at all.

(b)	For the avoidance of doubt, the Purchaser has no rights against the Receivers in relation to or in connection with any requirement under the terms of any Business Contract to obtain any consent to assignment or novation or the consequences arising from any such consent, assignment or novation not having been obtained by Completion or at all.

9.7	No obligation to pay money

Nothing in this clause 9 will require the Sellers to pay any money or provide any other valuable consideration to or for the benefit of any person or otherwise take any action which would, or is reasonably likely to, impact adversely on or otherwise be contrary to the interests of the Sellers.

10.	Business Equipment Leases and Business Property Leases

10.1	Consents

Prior to Completion the Sellers and the Purchaser must use their respective reasonable endeavours to obtain the consent of each lessor/landlord under each:

(a)	Business Equipment Lease; and

(b)	Business Property Lease,

to the assignment or novation by the Sellers to the Purchaser, and the assumption by the Purchaser from the relevant Sellers, of the Business Equipment Leases and the Business Property Leases, on the basis that the Sellers obtain a full discharge of all Liabilities and release of all obligations under such Leases, arising on or after the Completion Date. The parties agree to use their respective reasonable endeavours to procure that such assignments or novations and assumptions are documented in a form substantially similar to that set out in annexure B.

10.2	Right of use or occupation pending assignment

(a)	If any Business Equipment Lease or Business Property Lease is not assigned or novated to the Purchaser at Completion, the Sellers must, to the extent they lawfully can:

(i)	allow the Purchaser to use or occupy the property the subject of the Business Equipment Lease or Business Property Lease as licensee from Completion until the assignment or novation is effective; and

(ii)	take any action reasonably necessary to ensure that the Business Equipment Lease or Business Property Lease is assigned or novated to the Purchaser as soon as reasonably practicable after Completion.

(b)	The Purchaser must on and from Completion assume, discharge and perform at its expense all the obligations of the Sellers under Business Equipment Leases or Business Property Leases in respect of which it uses or occupies property pursuant to paragraph (a)(i) above.

11.	Corporation approval and costs

11.1	Approval of communications with the Corporation

(a)	The Purchaser must not less than five Business Days prior to issuing any notice, request or other communication to the Corporation prior to Completion including for the purpose of seeking each of the consents referred to in clause 3.1(a), deliver to the Sellers a copy of the proposed notice, request or communication (together with all supporting documents and information (if any)) (Corporation Notice).

(b)	The Sellers may (acting reasonably) within three Business Days of receipt of the relevant Corporation Notice, provide to the Purchaser a report which sets out the amendments that must be made to that Corporation Notice before being submitted to the Corporation. The Purchaser must amend that Corporation Notice as reasonably requested and provide to the Sellers a copy of any final Corporation Notice that is submitted to the Corporation.

(c)	The Purchaser acknowledges that for the purposes of clause 11.1(b) and without limitation, the Sellers will be acting reasonably if any of the amendments they require to be made to a Corporation Notice are to ensure that the consents and approvals requested by the Purchaser from the Corporation are limited to satisfying the conditions in clause 3.1(a).

(d)	The Purchaser must provide reasonable notice to the Sellers of any meetings scheduled to be held between the Purchaser and the Corporation prior to Completion and if requested by the Sellers, ensure that a representative of the Sellers is invited to attend such meetings.

11.2	Provision of information

(a)	In connection with obtaining approval of the Corporation under clause 3.1(a), the Purchaser must provide the Corporation with all material information relevant to the Corporation’s decision to give or withhold its consent.

(b)	The Purchaser must provide copies of all materials given to the Corporation, to the Sellers at the same time as they are provided to the Corporation.

11.3	Purchaser’s undertaking

(a)	Subject to clause 11.3(c), in seeking the Corporation’s consent under clause 3.1(a), the Purchaser must not seek to re-negotiate or amend the Concession Deed or any of the Project Documents to which the Corporation is a party, other than in respect of any amendments which are reasonably necessary for:

(i)	the novation of the relevant contract to the Purchaser;

(ii)	the removal of references to the debt financing arrangements of the Operational Companies (including references to the Senior Debt and Mezzanine Debt) and any related terms and provisions as appropriate, and the insertion of references to the debt financing arrangements of the Purchaser and related terms and provisions as appropriate, including an undertaking by the Corporation, if required by the Purchaser, to enter into a new debt financiers’ tripartite deed with the Purchaser and its financiers (or any facility agent and security trustee acting on their behalf) on substantially the same terms as the Debt Financiers’ Tripartite Deed but with such conforming changes as the Purchaser may reasonably require in order to reflect the new financing and to put its financiers into a similar position as the existing financiers to the Sellers;

(iii)	the removal of references to the Joint Venture and the existing equity investors in the Operational Companies and related terms and provisions as appropriate;

(iv)	the removal of references to the D&C Contract and any related terms and provisions as appropriate;

(v)	amendments required to update the Prescribed Maintenance Tasks and other provisions relating to operation, maintenance, repair and environmental matters (including amendments to the Environmental Management Plan) in accordance with the current operations of the Business as at the date of this document; and

(vi)	the removal of references to the Base Case Financial Model and updating the references to the Financial Model and any related terms and provisions as appropriate.

(b)	Subject to clause 11.3(c), in relation to the Concession Deed, the Purchaser may propose amendments to the insurance requirements to ensure consistency with the Purchaser’s global insurance practices for discussion with the Corporation.

(c)	The Purchaser acknowledges and agrees that although it may raise for discussion with the Corporation the insurance requirements in relation to the Concession Deed pursuant to clause 11.3(b), any refusal by the Corporation to accommodate the Purchaser in relation to such insurance requirements will not enable the Purchaser to claim that the Deed of Confirmation or any other consent or novation by the Corporation is not in a satisfactory form.

(d)	Defined terms used in this clause and not otherwise defined in this document have the meaning given to them in the Concession Deed.

11.4	Purchaser to bear costs

The Purchaser must bear all costs and expenses (including legal costs and expenses) incurred by the Corporation in considering and granting the consents sought by the Purchaser under clause 3.1(a), including costs and expenses relating to review of the Purchaser’s proposals and the preparation, negotiation and execution of any relevant documentation and any Stamp Duty in relation to such documentation.

12.	Employees

12.1	Offer of employment

(a)	As soon as practicable after the date of this document, but in any event at least one week before Completion, the Purchaser must offer or procure an offer of employment to all Targeted Employees.

(b)	Each offer of employment must:

(i)	be conditional on Completion occurring;

(ii)	be for employment on and from the Completion Date on terms and conditions of employment no less favourable on an overall basis than those on which the Employee is employed immediately prior to the Completion Date;

(iii)	be expressed to be subject to the Employee providing in writing to the Sellers notice of resignation from his or her employment with the Sellers subject to Completion occurring, and with effect from the Completion Date;

(iv)	provide for continuity of service and recognition of prior continuous service with the Sellers (including any prior continuous service required to be recognised by Law by the Sellers) for all employment-related purposes;

(v)	provide for recognition by the Purchaser of all of the Employee’s Employee Entitlements and acknowledge that:

(A)	on and following Completion, neither the Sellers or the Receivers will be liable to the Employee in respect of their Employee Entitlements and that the Employee expressly authorises and directs the Sellers and Receivers not to make any payment to them in respect of their Employee Entitlements when their employment with the Sellers ends; and

(B)	the Employee appoints the Purchaser as the Employee’s agent for the purposes of notifying the Seller of this authority and direction.

12.2	Acceptance of offers of employment

(a)	The Purchaser and the Sellers must use all reasonable endeavours to seek to procure that all of the Employees receiving offers of employment from the Purchaser under clause 12.1 accept those offers.

(b)	The Purchaser must, from time to time upon request by the Sellers, report to the Sellers which Employees have accepted employment with the Purchaser (Transferring Employees).

(c)	The Sellers agree to release the Transferring Employees from their employment with the Sellers on the Completion Date.

12.3	Obligations with respect to Transferring Employees

(a)	The Purchaser covenants with the Sellers and Receivers that on Completion occurring it will assume liability for each Employee Entitlement of each Transferring Employee as if each such Employee Entitlement had been accrued by that Transferring Employee while that Transferring Employee was in the employment of the Purchaser.

(b)	The Purchaser agrees that, for the purpose of calculating any benefit arising under any contract of employment between the Purchaser and a Transferring Employee or arising under any applicable Law or Industrial Instrument binding upon the Purchaser on and after Completion:

(i)	the period of continuous service (including any period of continuous service deemed by Law, contract or an Industrial Instrument and any prior continuous service recognised by the Sellers) which the Transferring Employee has had with the Sellers immediately before the commencement of employment with the Purchaser is to be deemed continuous service with the Purchaser; and

(ii)	the continuity of service of the Transferring Employee is deemed not to be broken because the Transferring Employee ceases to be an employee of the Sellers and becomes an employee of the Purchaser.

(c)	Despite any other provision of this document, the Purchaser will be solely responsible for, and must indemnify the Sellers and Receivers against, all Claims and Liabilities in connection with the Transferring Employees, including, but not limited to, Claims and Liabilities in respect of the Employee Entitlements of each Transferring Employee, any retirement, notice of termination, severance, redundancy or other termination payment, and all wages, salaries and other entitlements of Transferring Employees at any time.

12.4	Obligations with respect to non-Transferring Employees

The Sellers shall be liable for all Claims and Liabilities of the Employees that are not Transferring Employees, including Claims and Liabilities in respect of the Employee Entitlements of each Employee that is not a Transferring Employee, any retirement, notice of termination, severance, redundancy or other termination payment, and all wages, salaries and other entitlements of Employees that are not Transferring Employees at any time.

12.5	Obligations with respect to Employees

The Sellers must pay all Employee Entitlements before Completion in respect of all Employees as and when they fall due.

13.	Superannuation

13.1	Purchaser’s superannuation obligations

The Purchaser must make such arrangements for payment of superannuation contributions for the Transferring Employees after the Completion Date as the Purchaser agrees with the Transferring Employees or as required by Law.

13.2	Sellers’ superannuation obligations

(a)	The Sellers must comply with their legal obligations in relation to superannuation for the Employees, in respect of the period up until the Completion Date.

(b)	For the avoidance of doubt, to the extent that any payment obligations in relation to the payment of superannuation contributions for any:

(i)	Transferring Employees have accrued before, but have not been satisfied by, the Completion Date, those payment obligations shall be borne by the Purchaser, including making payment in full of any amount that is required to be paid on or before the due date for payment; or

(ii)	Employees (other than Transferring Employees) have accrued before, but have not been satisfied by, the Completion Date, those payment obligations shall be borne by the Sellers, including making payment in full of any amount that is required to be paid on or before the due date for payment.

14.	Post Completion Obligations

14.1	Accounts after Completion

The Purchaser will, for a period of 12 months following Completion, ensure that the Receivers and their respective agents, Sellers or any of them, are given all necessary access to, and reasonable assistance in connection with, the books of account of the Business to enable them to conduct the affairs of the receivership and administration of the Sellers and the Operational Companies, and to enable the Sellers to prepare their own accounts and Tax Returns.

14.2	Access and assistance

(a)	The Purchaser will, during business hours and upon reasonable notice, allow the Receivers, the Deed Administrators, any Administrators and their respective staff and agents (free of charge, except reasonable photocopying expenses) for a period of 12 months from the Completion Date, reasonable access to:

(i)	all premises used for carrying on the Business or any part of it; and

(ii)	any employees of the Business,

solely for the purposes of conducting the affairs of the receivership and administration of the Sellers and the Operational Companies.

(b)	Without prejudice to any other clause in this document, following Completion, the Purchaser must during normal business hours and on reasonable notice and for a period of seven years from the Completion Date in relation to Tax Records and 12 months from the Completion Date in relation to all other Business Records, allow reasonable access to (free of charge, except reasonable photocopying expenses) and inspection by:

(i)	the Sellers, the Receivers and each of them, and their respective financial, taxation, legal and other advisers, of the Business Records relevant to the period up to Completion for the purposes of investigating, defending, resolving or mitigating any purported breach of any Warranty or in respect of any Claim made against it under this document; and

(ii)	the Sellers, the Receivers, the Deed Administrators, any Administrators and each of them including the advisers, agents, officers, employees, consultants of each of those persons, of the Business Records relevant for the period up to Completion to the extent necessary for the proper conduct of the receivership and administration of the Sellers and the Operational Companies.

15.	Liability

15.1	Liability of Receivers

(a)	The Receivers execute this document as receivers and managers of and agents of the Sellers.

(b)	The Receivers will not have any personal Liability to any party arising out of or in connection with any Liability of the Sellers under this document generally or any transaction entered into under or in connection with this document.

(c)	The Purchaser agrees that it will not commence any proceedings against the Receivers of any nature whatsoever in any way related to any breach of this document by the Sellers, other than, subject to clause 16.2, as a result of or in relation to the Receiver’s fraud, wilful default, gross negligence or breach of fiduciary obligations.

(d)	The Purchaser releases the Receivers from all Claims it may have or claim to have, or but for this release, might have had against the Receivers arising out of or in connection with this document or any transaction entered into under or in connection with this document, other than, subject to clause 16.2, as a result of or in relation to the Receiver’s fraud, wilful default, gross negligence or breach of fiduciary obligations.

(e)	By the Receivers’ execution of this document, the Receivers take the personal benefit of any release, indemnity, acknowledgement or other provision given in favour of them.

(f)	If despite this clause the Receivers incur any personal liability under or in connection with this document or any transaction entered into under or in connection with this document, any party to this document may enforce its respective rights against the Receivers in respect of any such liability only to the extent to which the Receivers are entitled under the Charges in relation to which they have been appointed to be indemnified for that liability out of the proceeds of sale of the property secured by those Charges.

(g)	Each party to this document waives its respective rights and releases the Receivers from any personal liability whatsoever in respect of any loss or damage under or in connection with this document or any transaction entered into under or in connection with this document which cannot be paid or satisfied out of such right of indemnity as the Receivers may have under or in connection with or derived from the Charges in relation to which they have been appointed to be indemnified out of the proceeds of sale of the property secured by those Charges.

(h)	Each Seller and Operational Company holds the benefit of this clause (and every other provision in this document which is expressed to confer a right, power, privilege or benefit on the Receivers or any other provision in this document which contains an indemnity, release or acknowledgment in favour of the Receivers) for the benefit of the Receivers.

15.2	Consequential loss

Subject to clause 15.3, neither party is liable to any other party for, and each party must not make a Claim for, indirect or consequential Loss or damage (including for loss of profit (whether direct, indirect, anticipated or otherwise), loss of expected savings, opportunity costs, loss of business (including loss or reduction of goodwill), damage to reputation and loss or corruption of data regardless of whether any or all of these things are considered to be indirect or consequential losses or damage) in contract, tort (including negligence) under any statute or otherwise arising from or related in any way to this document or its subject matter. Furthermore, a party is not liable for, and a party must not make a Claim for, a multiple of profits.

15.3	Breach by Purchaser

(a)	Notwithstanding clause 15.2, if the Purchaser breaches this document and as a consequence of that breach Completion does not occur, then the Purchaser shall be liable to the Sellers and the Receivers for, and the Sellers or the Receivers may make a Claim for, all Losses (including indirect or consequential Losses) suffered or incurred by the Receivers or the Sellers within 12 months of the date of breach, but only:

(i)	to the extent that such Losses arise as a consequence of the Purchaser’s breach of this document; and

(ii)	up to a maximum aggregate liability of $180 million.

(b)	The Sellers or the Receivers must not make any Claim against the Purchaser under clause 15.3(a) unless all details as are known to the Sellers and the Receivers as at the time of notice have been notified to the Purchaser (a Claim Notice) within 12 months from the date Completion was to occur.

(c)	A failure on the part of the Sellers or the Receivers to notify the Purchaser in accordance with clause 15.3(b) will not release the Purchaser from any obligation or liability which it may otherwise have pursuant to this clause 15.3, except that the liability of the Purchaser under this clause 15.3 will be reduced to the extent to which the Purchaser has suffered material Loss as a direct result of the failure to so notify.

(d)	A Claim under this clause 15.3 will not be enforceable against the Purchaser and is to be taken for all purposes to have been withdrawn unless any legal proceedings in connection with the Claim are commenced within 18 months from the date Completion was to occur.

16.	Sellers’ warranties

16.1	Warranties

Each Seller warrants to the Purchaser that each of the Warranties are true and accurate as at the date of this document and immediately before Completion.

16.2	No Claims

(a)	The Purchaser and the Purchaser’s Guarantor will not make and are precluded from bringing a Claim after Completion against any Seller and any Receiver under or in connection with the Sale Documents, the Sale Process or in relation to the Joint Venture, the Participating Interests, the Business (including its assets, liabilities, profitability or prospects) or the Business Assets, other than Claims in respect of the Seller’s or Receivers’ fraud, wilful default or breach of fiduciary obligations, and agree that the Sellers and the Receivers are not liable to make any payment (whether by damages or otherwise) under or in connection with any such Claim, other than Claims in respect of the Seller’s or the Receivers’ fraud, wilful default or breach of fiduciary obligations.

(b)

From Completion, the Purchaser and the Purchaser’s Guarantor release each Receiver and each Seller from all Claims they may have or claim to have, or but for this release, might have had, against each Receiver and each Seller under or in connection with the Sale

Documents, the Sale Process or in relation to the Joint Venture, the Participating Interests, the Business (including its assets, liabilities, profitability or prospects) or the Business Assets, other than Claims in respect of the Seller’s or the Receivers’ fraud, wilful default or breach of fiduciary obligations.

16.3	Personal Liability

The parties agree that:

(a)	no employee of any of the Sellers engaged in the Business will bear any Liability to the Purchaser in respect of this document, the Sale Process or the transactions contemplated by this document, other than for an act of fraud, gross negligence or dishonesty by that person;

(b)	no existing or former director or officer of any of the Sellers engaged in the Business and no current adviser of any of the Sellers or of the Business advising in its capacity as such in relation to the transactions contemplated by this document, will be liable to the Purchaser or the Purchaser’s Guarantor in respect of any act, matter or thing which occurred before, at or after Completion, other than an act of fraud, gross negligence or dishonesty by that person;

(c)	references to the Sellers and Purchaser in paragraphs (a) and (b) include their respective Related Bodies Corporate (if any); and

(d)	the persons referred to in paragraphs (a) and (b) are entitled to the benefit of this clause 16 and the Sellers hold such benefit on trust for those persons and the Sellers are entitled to enforce this clause 16 on behalf of those persons.

16.4	Statutory Actions

To the maximum extent permitted by law, the Purchaser and the Purchaser’s Guarantor agree not to make and waive any right they might have to make any Claim against the Sellers, the Receivers or any of their Representatives under or in connection with any provision of the Sale Documents, the Sale Process or in relation to the Joint Venture, the Business or the Business Assets, under:

(a)	Part 7.10 of the Corporations Act;

(b)	the Australian Securities and Investments Commission Act 2001 (Cth) in connection with a breach of section 12DA of that Act;

(c)	the Trade Practices Act 1974 (Cth) in connection with a breach of Part V of that Act;

(d)	Section 42 of the Fair Trading Act 1987 (NSW).

or any corresponding or similar provision of any Australian State or Territory legislation or any similar provision of any legislation in any relevant jurisdiction or any other applicable laws.

16.5	Fair and reasonable

It is agreed by the Purchaser and the Purchaser’s Guarantor that the terms of this document and the exclusions contained in it are fair and reasonable in the context of a receivership sale.

17.	Purchaser’s warranties

17.1	Purchaser’s warranties

The Purchaser warrants to each of the Sellers as at the date of this document and immediately before Completion that:

(a)	it has full power and authority to enter into this document and has taken all necessary action (including obtaining all relevant approvals) to authorise the execution, delivery and performance of this document in accordance with its terms;

(b)	it is not insolvent and no receiver has been appointed over any part of its assets and no such appointment has been threatened;

(c)	it is not in liquidation or administration and no proceedings have been brought or threatened for the purpose of winding up the Purchaser or placing it under administration;

(d)	to the best of its knowledge, information and belief, there are no facts, matters or circumstances which give any person the right to apply to liquidate or wind up the Purchaser or place it under administration;

(e)	this document constitutes a legally valid and binding obligation of the Purchaser enforceable in accordance with its terms;

(f)	the execution, delivery and performance of this document by the Purchaser will not violate any provision of:

(i)	any Law or any order or decree of any Governmental Agency in the jurisdiction in which it is incorporated and Australia;

(ii)	the constituent documents of the Purchaser; and

(iii)	any Encumbrance or other document which is binding on the Purchaser;

(g)	it is duly incorporated and is registered under the laws of its place of incorporation;

(h)	it has (or at Completion will have) immediately available on an unconditional basis (subject only to Completion) the necessary cash resources to pay, the Purchase Price and meet its other obligations under this document and other related documents in the manner and at the times contemplated by this document or such other related documents;

(i)	so far as the Purchaser reasonably believes, the Purchaser is a reputable corporation and of sufficiently high financial and commercial standing as is required for obtaining consent of the Corporation under clause 33.2(c)(ii) of the Concession Deed and clause 6.5 of the Debt Financiers’ Tripartite Deed; and

(j)	either:

(i)	it has been issued with a notice in writing by, or on behalf of, the Treasurer of the Commonwealth of Australia stating that the Commonwealth Government does not object to the parties entering into and completing this document; or

(ii)	the Treasurer of the Commonwealth of Australia has become precluded from making an order in respect of the transactions contemplated by this document under the Foreign Acquisitions and Takeovers Act 1975 (Cth).

17.2	Reliance

Each of the statements in clause 17.1 is to be treated as a separate representation and warranty and the interpretation of any statement made must not be restricted by reference to, or inference from, any other statement.

17.3	Continued Operation

The warranties and representations provided by the Purchaser and the Purchaser’s Guarantor under this document will remain in full force and effect after the Completion Date despite Completion.

18.	Purchaser Acknowledgements

The Purchaser and the Purchaser’s Guarantor acknowledge and agree that:

(a)	receivers and managers have been appointed to the Sellers under the Charges;

(b)	the Sale Process leading to the execution of this document was conducted on the basis that the participants, including the Purchaser and the Purchaser’s Guarantor, were required to rely on their own enquiries and investigations during that process, and the Purchaser and the Purchaser’s Guarantor have had the opportunity to make, and have made reasonable enquiries and investigations in relation to the Business and the Business Assets and have reviewed the Disclosures and satisfied themselves in relation to any matters arising from those enquiries and investigations and entry into this document is as a result of, and in reliance solely upon the Purchaser’s and the Purchaser’s Guarantor’s own due diligence, investigations, enquiries, advice, experience and knowledge concerning the Business and the Business Assets and that except as expressly set out in this document no statement or representation of the Sellers, the Receivers or any of their respective Representatives, or any other person acting on behalf of or associated with any of them has been taken into account by the Purchaser or the Purchaser’s Guarantor as being important to the Purchaser’s or the Purchaser’s Guarantor’s decision to enter into the Sale Documents or in agreeing to any and all of their terms;

(c)	except as expressly set out in this document (including the Warranties), the Purchaser acquires the Business and the Business Assets on an “as is, where is” basis and the Sellers and Receivers give no warranty or make any representation, undertaking, promise or forecast of any kind in relation to the quality, fitness or condition of any of those assets or the financial or commercial viability or soundness of the Business, the Business Assets or the Joint Venture;

(d)	all warranties and representations on the part of the Sellers and/or Receivers or any of them other than the Warranties, whether implied, statutory or otherwise (including under Part V of the Trade Practices Act 1974 (Cth), Part 5 of the Fair Trading Act 1987 (NSW) or under the Corporations Act) are, to the fullest extent permitted by Law, expressly excluded and the Sellers and Receivers disclaim all liability in relation to them to the fullest extent permitted by Law;

(e)	as at the date of this document neither of them knows of any fact, matter or circumstance that gives rise to a breach of any Warranty;

(f)	except as expressly set out in this document (including the Warranties), the Receivers and the Sellers make no representation, warranty or undertaking to the Purchaser or to the Purchaser’s Guarantor in relation to any of the information provided to either of them in connection with the Business, the Business Assets or this document and none of the assumptions underlying the Disclosures or used in preparing the Disclosures or in their dissemination has been verified, analysed, audited, tested, assessed or reviewed by the Sellers, the Receivers or any of them, or their respective advisers, agents, officers, employees or consultants;

(g)	none of the Sellers, the Receivers or their respective advisers, agents, officers, employees or consultants have considered the appropriateness or suitability of the Disclosures for the Purchaser’s purposes;

(h)	no representation or warranty, express or implied, is made as to the fairness, accuracy or completeness of the Disclosures;

(i)	the information which was provided to either of them in connection with the Business, the Business Assets, the Joint Venture or this document may not constitute all information which may be required by them to make an assessment of the Business and the Business Assets and the Receivers and the Sellers have no responsibility to inform or to provide any further information to the Purchaser or the Purchaser’s Guarantor or any of their respective Representatives if any of the Receivers, the Sellers or any of their respective Representatives become aware of any inaccuracy, incompleteness or change in that information;

(j)	neither the Sellers or the Receivers have given and do not give, any representation, warranty, advice, undertaking, promise or forecast as to the future prospects of, or any other future matter concerning, the Business, the Business Assets or the Joint Venture; and

(k)	without limiting any of the above paragraphs, no representation, no advice, no warranty, no undertaking, no promise and no forecast is given in relation to:

(i)	any economic, fiscal or other interpretations or evaluations by the Sellers or the Receivers or any person acting on behalf of or associated with the Sellers or the Receivers or any other person;

(ii)	the principles to be applied by any Governmental Agency with respect to the regulation of the rail industry or any part of it and, in particular, matters affecting revenue, prices, charges and service levels;

(iii)	the regulation of the rail industry (including any act or omission by any Governmental Agency) and other state or national industries (and the relationship of such other industry regulation to the regulation of the rail industry); or

(iv)	the results of any reviews conducted by any Governmental Agency or any policies or procedures which they adopt.

19.	GST

19.1	Construction

In this document:

(a)	Favourable Ruling means a GST Private Ruling confirming that there is no supply being made by the Sellers to the Purchaser under this document which is not the GST free supply of a going concern for the purposes of the GST Law;

(b)	GST Private Ruling means a private ruling in accordance with GST Ruling 1999/1 which can be relied on in accordance with section 105-60 of Schedule 1 to the Taxation Administration Act 1953 (Cth) or, if the provisions contained in Schedule 2 to the Tax Laws Amendment (2010 GST Administration Measures No 2) Bill 2010 (or similar provisions) have passed into law at the relevant time, a private ruling in accordance with Division 359 of that Schedule 1 to the Taxation Administration Act 1953 (Cth);

(c)	words and expressions which are not defined in this document but which have a defined meaning in GST Law have the same meaning as in the GST Law; and

(d)	references to GST payable and input tax credit entitlement include GST payable by, and the input tax credit entitlement of, the representative member for a GST Group of which the entity is a member.

19.2	Consideration GST exclusive

Unless otherwise expressly stated, all prices or other sums payable or consideration to be provided under this document are exclusive of GST.

19.3	Payment of GST

If GST is payable on any supply made by a party (or any entity through which that party acts) (Supplier) under or in connection with this document, other than a supply to which clause 19.8(c) applies, the recipient will pay to the Supplier as additional consideration an amount equal to the GST payable on the supply.

19.4	Timing of GST payment

Subject to clause 19.5, the recipient will pay the amount referred to in clause 19.3 in addition to and at the same time that the consideration for the supply is to be provided under this document.

19.5	Tax invoice

The Supplier must deliver a tax invoice or an adjustment note to the recipient before the Supplier is entitled to payment of an amount under clause 19.3. The recipient can withhold payment of the amount until the Supplier provides a tax invoice or an adjustment note, as appropriate.

19.6	Adjustment event

If an adjustment event arises in respect of a taxable supply made by a Supplier under this document, the amount payable by the recipient under clause 19.3 will be recalculated to reflect the adjustment event and a payment will be made by the recipient to the Supplier or by the Supplier to the recipient as the case requires.

19.7	Reimbursements

Where a party is required under this document to pay or reimburse an expense or outgoing of another party, the amount to be paid or reimbursed by the first party will be the sum of:

(a)	the amount of the expense or outgoing less any input tax credits in respect of the expense or outgoing to which the other party is entitled; and

(b)	if the payment or reimbursement is subject to GST, an amount equal to that GST.

19.8	Going concern

(a)	The parties agree that the supply of the Business and the Business Assets pursuant to this document is the supply of a going concern for the purposes of the GST Law, and that the Purchase Price does not include any amount for GST.

(b)	The Purchaser warrants to the Sellers that, as at Completion, it will be registered for the purposes of the GST Law and the Purchaser shall following registration continue to be registered up to and including the day of supply to the Purchaser of the Business Assets and the Business by the Sellers.

(c)	If, despite paragraph (a), the supply of all or any part of the Business and the Business Assets is not the GST-free supply of a going concern for GST purposes and is a taxable supply:

(i)	the Purchaser is required to pay to the Sellers an amount equal to the GST payable on the taxable supply as additional consideration for that supply;

(ii)	the Purchaser must pay the amounts payable by the Purchaser pursuant to this clause on the 19th day of the month following the month in which a tax invoice is provided;

(iii)	in addition to the amount payable pursuant to paragraph (i), the Purchaser must pay to the Sellers or Receivers all interest, fines, penalties, charges, and additional amounts payable by the Sellers (or the representative member of any GST group of which the Sellers are a member) or Receivers as a result of the supply being incorrectly treated in whole or in part as the supply of a going concern or as a result of the GST payable on the supply being paid late;

(iv)	it will not be a defence to any claim against the Purchaser pursuant to this clause that the Sellers (or the representative member of any GST group of which the Sellers are a member) or the Receivers have failed to mitigate damages by paying an amount of GST when it fell due under the GST Law, however the Sellers and the Receivers must use their best endeavours to seek to minimise the amount payable by the Purchaser under paragraph (iii) (including by making, at the Purchaser’s request and expense, an application to the Commission of Taxation).

19.9	GST Private Ruling

Within 15 Business Days of the date of this document, an application (the Application) will be lodged with the ATO for a GST Private Ruling confirming that the supply of the Business and the Business Assets under this document is the GST-free supply of a going concern for the purposes of the GST Law as follows:

(a)	the Purchaser (acting as agent for the Sellers and the Receivers) will be responsible for preparing and lodging the Application;

(b)	the Purchaser will, in relation to the Application:

(i)	consult with the Sellers and Receivers in good faith in relation to all discussions and communications with the ATO;

(ii)	provide the Receivers with a draft of the Application and will not lodge the Application until after the Receivers have provided written consent to its lodgment, such consent not to be unreasonably withheld or delayed;

(iii)	include in or exclude from the Application any matters reasonably requested by a Seller or a Receiver acting in good faith and, to avoid doubt, the Purchaser must not include any matter in the Application which the Receivers consider, acting reasonably, is misleading or deceptive or that is otherwise factually inaccurate or prejudicial to the interests of the Sellers, the Receivers, the Business or the Business Assets; and

(iv)	promptly notify and provide a copy to the Sellers and Receivers of any written communication or notice, including a copy of the GST Private Ruling, from the ATO;

(c)	the Purchaser will be responsible for paying the costs of preparing and lodging the Application; and

(d)	unless a Favourable Ruling has been issued no later than one week prior to Completion, the Receivers can withdraw the Application and clause 19.8(c) will be deemed to apply as if no supply under this Agreement is a GST-free supply of a going concern.

19.10	No merger

This clause 19 does not merge on the Completion or termination of this Agreement.

20.	Guarantee by Purchaser’s Guarantor

20.1	Guarantee and indemnity

In consideration of the Sellers entering into this document at the request of the Purchaser’s Guarantor (the receipt and good value of which is acknowledged by the Purchaser’s Guarantor):

(a)	the Purchaser’s Guarantor irrevocably and unconditionally guarantees to each of the Sellers and the Receivers the due and punctual observance and performance of all the obligations of the Purchaser under this document; and

(b)	as a separate and independent principal obligation, indemnifies each of the Sellers and the Receivers against any Loss which arises from any default or delay by the Purchaser in the performance of any obligation or from any express obligations being unenforceable, up to a maximum aggregate liability of $180 million.

20.2	Survival

The liability of the Purchaser’s Guarantor under this clause will not be released or discharged (in whole or in part) by:

(a)	any time, concession, waiver or other indulgence being given by the Sellers or any of them to the Purchaser (or any surety) for or in relation to the observance or performance of the Purchaser’s obligations under this document;

(b)	any variation being made to the terms of this document or the subsequent termination of this document (otherwise than by the Sellers, by due exercise of their rights under this document);

(c)	any other security or contractual obligations to secure the performance of the Purchaser’s obligations under this document being or not being taken, held, renewed, varied or enforced by the Sellers or that security being void, defective, informal or unenforceable;

(d)	all or any of the Purchaser’s obligations under this document being discharged otherwise than by their due performance or by this document being terminated by the Sellers by due exercise of their rights under this document;

(e)	the liquidation, administration, receivership, bankruptcy or insolvency of the Purchaser’s Guarantor or the Purchaser or the cessation of any of those things;

(f)	the Purchaser or the Purchaser’s Guarantor entering into a deed of company arrangement or any such arrangement being terminated or otherwise coming to an end;

(g)	the sale or other disposal of some or all of the shares in the Purchaser which are owned by the Purchaser’s Guarantor; or

(h)	by anything done or omitted to be done by a Seller or by anything else which, but for this clause 20.2, might operate to release wholly or partially or discharge or otherwise exonerate the Purchaser’s Guarantor from its liability under this guarantee and indemnity.

20.3	Continuing guarantee

The guarantee and indemnity given under this clause 20:

(a)	is a continuing guarantee and indemnity and will remain in force until the whole of the obligations of the Purchaser have been duly performed and satisfied in full;

(b)	is irrevocable; and

(c)	constitutes a separate and independent obligation of the Purchaser’s Guarantor.

20.4	Remedy

Each of the Sellers and the Receivers may enforce the guarantee and indemnity given under this clause 20 without first making any demand or taking any action or proceedings to enforce their rights or remedies against the Purchaser.

20.5	Reinstatement

The obligations of the Purchaser’s Guarantor under this clause 20 will continue to be effective or will be reinstated if at any time any amount under this document is avoided or any payment must be replaced or restored, either in whole or in part, by the Purchaser for any reason whatsoever and the liability of the Purchaser’s Guarantor will extend to any payment as if that payment had not been made.

20.6	Warranties

The Purchaser’s Guarantor represents and warrants that:

(a)	it has full power and authority to enter into this guarantee and indemnity and has taken all necessary action to authorise the execution, delivery and performance of this guarantee and indemnity in accordance with its terms;

(b)	this guarantee and indemnity constitutes a legally valid and binding obligation of the Purchaser’s Guarantor enforceable in accordance with its terms;

(c)	the execution, delivery and performance of this guarantee and indemnity by the Purchaser’s Guarantor will not violate any provision of:

(i)	any Law or any order or decree of any Governmental Agency;

(ii)	the constitution of the Purchaser’s Guarantor; or

(iii)	any Encumbrance or other document which is binding on the Purchaser’s Guarantor;

(d)	it is not insolvent and no receiver has been appointed over any part of its assets and no such appointment has been threatened;

(e)	it is not in liquidation or administration and no proceedings have been brought or threatened for the purpose of winding up the Purchaser’s Guarantor or placing it under administration; and

(f)	to the best of its knowledge, information and belief, there are no facts, matters or circumstances which give any person the right to apply to liquidate or wind up the Purchaser’s Guarantor or place it under administration.

20.7	Limitation of liability

Notwithstanding any other provision of this Agreement, the Purchaser’s Guarantor’s maximum aggregate liability under or in relation to this Agreement is limited to $180 million.

21.	Announcements and confidentiality

21.1	Duty of confidentiality

(a)	The parties must (and must procure that their Related Bodies Corporate, directors, officers, employees, agents, consortium members and representatives):

(i)	keep the subject matter of this document and the transactions contemplated by this document and their terms (including the Purchase Price and the existence and content of the negotiations in connection with this document) confidential and not disclose them to third parties (except employees and advisers that need to know the information); and

(ii)	not make press or other announcements relating to this document, or its subject matter or the transactions contemplated by this document,

except:

(iii)	any press release or other announcement made on or about the date of this document or Completion by the Sellers, APT, FreightLink, the Purchaser and the Purchaser’s Guarantor or any of them (in each case, provided that the form, content, manner and timing of that release or other announcement is agreed in writing by the Sellers and the Purchaser);

(iv)	as required by any applicable Law or the listing rules of any stock exchange, provided that (to the extent it is reasonably practicable to do so) the disclosing party provides the other party with a reasonable opportunity to comment on the form, manner and content of the disclosure and, to the maximum extent possible, claims any rights of confidentiality that it might be afforded under the relevant Laws;

(v)	as required to seek satisfaction of any of the conditions in clause 3.1; or

(vi)	as required for use in legal proceedings regarding this document, including a breach or termination of this document.

21.2	Obligations until completion

In addition to the obligations under clause 21.1, until Completion the Purchaser must (and must procure that its Related Bodies Corporate, directors, officers, employees, agents and representatives) keep confidential and must not divulge or disclose confidential information made available to it pursuant to the Disclosures except if the disclosure:

(a)	is required by any applicable Law or the listing rules of any stock exchange, provided that (to the extent it is reasonably practicable for the Purchaser to do so) the Purchaser provides the Sellers with a reasonable opportunity to comment on the form, manner and content of the disclosure and, to the maximum extent possible, claims any rights of confidentiality that it might be afforded under the relevant Laws;

(b)	is necessary to seek satisfaction of any of the conditions in clause 3.1; or

(c)	is required for use in legal proceedings regarding this document, including a breach or termination of this document.

21.3	Obligations after completion

From Completion, the Purchaser may disclose confidential information relating to the Business made available to it pursuant to the Disclosures, except to the extent such information relates to those companies whose assets are not sold to the Purchaser. If the latter applies, the confidential information must continue to be protected by the duty of confidentiality unless it is required to be disclosed under the circumstances set out in clause 21.2(a).

22.	Notices

22.1	General

A notice, demand, certification, process or other communication relating to this document must be in writing in English and may be given by an agent of the sender.

22.2	How to give a communication

In addition to any other lawful means, a communication may be given by being:

(a)	personally delivered;

(b)	left at the party’s current address for notices;

(c)	sent to the party’s current address for notices by pre-paid ordinary mail or, if the address is outside Australia, by pre-paid airmail; or

(d)	sent by fax to the party’s current fax number for notices.

22.3	Particulars for delivery of notices

(a)	The particulars for delivery of notices are initially:

APT and FreightLink

Address:	c/- KordaMentha, Level 5, Chifley Tower, 2 Chifley Square, Sydney NSW 2000

Fax:	+61 2 8257 3099

Attention:	Martin Madden and Jannamaria Robertson

JV SPV Sellers

Address:	c/- KordaMentha, Level 5, Chifley Tower, 2 Chifley Square, Sydney NSW 2000

Fax:	+61 2 8257 3099

Attention:	Martin Madden and David Winterbottom

Purchaser

Address:	320 Churchill Road, Kilburn, South Australia 5084

Fax:	+61 8 8343 5454

Attention:	Bert Easthope

Purchaser’s Guarantor

Address:	66 Field Point Road, Suite 200, Greenwich, CT 06830, United States of America

Fax:	+1 203 661 4106

Attention:	Mark Hastings

(b)	Each party may change its particulars for delivery of notices by notice to each other party.

22.4	Communications by post

Subject to clause 22.6, a communication is given if posted:

(a)	within Australia to an Australian address, three Business Days after posting; or

(b)	in any other case, ten Business Days after posting.

22.5	Communications by fax

Subject to clause 22.6, a communication is given if sent by fax, when the sender’s fax machine produces a report that the fax was sent in full to the addressee. That report is conclusive evidence that the addressee received the fax in full at the time indicated on that report.

22.6	After hours communications

If a communication is given:

(a)	after 5.00 pm in the place of receipt; or

(b)	on a day which is a Saturday, Sunday or bank or public holiday in the place of receipt,

it is taken as having been given at 9.00 am on the next day which is not a Saturday, Sunday or bank or public holiday in that place.

22.7	Process service

Subject to clause 22.8, any process or other document relating to litigation, administrative or arbitral proceedings relating to this document may be served by any method contemplated by this clause 22 or in accordance with any applicable law.

22.8	Process service on Purchaser’s Guarantor

Notwithstanding clause 22.7, the Purchaser’s Guarantor irrevocably appoints the Purchaser as its agent for accepting service of proceedings relating to any dispute arising out of or in connection with this document and irrevocably agrees that service on the Purchaser of any such proceedings shall constitute valid service on the Purchaser’s Guarantor pursuant to Regulation 10.6 of the Uniform Civil Procedure Rules 2005 (NSW) and/or any other applicable rules of court.

23.	General

23.1	Duty

(a)	The Purchaser, as between the parties, is liable for and must pay all Stamp Duty on or relating to this document, any document executed under it or any dutiable transaction evidenced or effected by it.

(b)	If a party other than the Purchaser pays any Stamp Duty on or relating to this document, any document executed under it or any dutiable transaction evidenced or effected by it, the Purchaser must pay that amount to the paying party on demand.

23.2	Legal costs

Except as expressly stated otherwise in this document:

(a)	each party must pay its own legal and other costs and expenses of negotiating, preparing, executing and performing its obligations under this document; and

(b)	the Purchaser must pay all costs and expenses (including legal costs and expenses):

(i)	incurred in obtaining any or all Authorisations in connection with this document; and

(ii)	of the Corporation as set out in clause 11.4.

23.3	Amendment

This document may only be varied or replaced by a document executed by the parties.

23.4	Waiver and exercise of rights

(a)	A single or partial exercise or waiver by a party of a right relating to this document does not prevent any other exercise of that right or the exercise of any other right.

(b)	A party is not liable for any loss, cost or expense of any other party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right.

23.5	Rights cumulative

Except as expressly stated otherwise in this document, the rights of a party under this document are cumulative and are in addition to any other rights of that party.

23.6	No merger

No provision of this document merges or is extinguished on or by virtue of Completion, termination of this document or on the transfer of any property supplied under this document.

23.7	Consents

Except as expressly stated otherwise in this document, a party may conditionally or unconditionally give or withhold any consent to be given under this document and is not obliged to give its reasons for doing so.

23.8	Further steps

Each party must promptly do whatever any other party reasonably requires of it to give effect to this document and to perform its obligations under it.

23.9	Governing law and jurisdiction

(a)	This document is governed by and is to be construed in accordance with the laws applicable in New South Wales.

(b)	Each party irrevocably and unconditionally submits to the exclusive jurisdiction of the courts exercising jurisdiction in New South Wales and any courts which have jurisdiction to hear appeals from any of those courts and waives any right to object to any proceedings being brought in those courts.

23.10	Enforcement of rights by Receivers

Each Receiver is entitled to enforce its rights under this document independently of any other receiver or party.

23.11	Assignment

(a)	A party must not assign or deal with any right under this document without the prior written consent of the other parties, except that the Purchaser may grant an assignment or charge over its rights under this document in favour of any providers of financial accommodation to it (or any security trustee or other nominee acting on their behalf).

(b)	Any purported dealing in breach of this clause is of no effect.

23.12	Liability

(a)	Except as stated in clause 23.12(b), an obligation of two or more persons binds them separately and together.

(b)	The liability of a Seller under this document is several and not joint and several and each JV SPV Seller’s liability is limited to the proportion of that JV SPV Seller’s Participating Interest.

23.13	Counterparts

This document may consist of a number of counterparts and, if so, the counterparts taken together constitute one document.

23.14	Entire understanding

(a)	This document contains the entire understanding between the parties as to the subject matter of this document.

(b)	All previous negotiations, understandings, representations, warranties, memoranda or commitments concerning the subject matter of this document are merged in and superseded by this document and are of no effect. No party is liable to any other party in respect of those matters.

(c)	No oral explanation or information provided by any party to another:

(i)	affects the meaning or interpretation of this document; or

(ii)	constitutes any collateral agreement, warranty or understanding between any of the parties.

23.15	Relationship of parties

This document is not intended to create a partnership, joint venture or agency relationship between the parties.

23.16	Severability of provisions

Any provision of this document that is prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability. That does not invalidate the remaining provisions of this document nor affect the validity or enforceability of that provision in any other jurisdiction.

23.17	Injunctive relief

Notwithstanding any other provision of this document, the parties acknowledge that:

(a)	damages may not be a sufficient remedy for breach of this document by either party in respect of Completion; and

(b)	either party is entitled to specific performance or injunctive relief (as appropriate) as a remedy for any breach by the other party in respect of Completion, in addition to any other remedies available at law or in equity.

EXECUTED as an agreement

Executed by Brown & Root Investments	)
Pty Ltd (Receivers and Managers	)
Appointed) by one of its joint and several	)
receivers and managers Martin Madden or	)
David Winterbottom:	)
)

/s/ Vijay Cugati		/s/ Martin Madden
Witness		Receiver and Manager

Vijay Cugati		Martin Madden
Name of Witness (print)		Name of Receiver and Manager (print)

Executed by Brown & Root Investments	)
(No.1) Pty Ltd (Receivers and Managers	)
Appointed) by one of its joint and several	)
receivers and managers Martin Madden or	)
David Winterbottom:	)
)

s/ Vijay Cugati		/s/ Martin Madden
Witness		Receiver and Manager

Vijay Cugati		Martin Madden
Name of Witness (print)		Name of Receiver and Manager (print)

Executed by GWA Northern Pty Ltd	)
(Receivers and Managers Appointed) by	)
one of its joint and several receivers and	)
managers Martin Madden or David	)
Winterbottom:	)

/s/ Vijay Cugati		/s/ Martin Madden
Witness		Receiver and Manager

Vijay Cugati		Martin Madden
Name of Witness (print)		Name of Receiver and Manager (print)

Executed by ARG Sell Down No.1 Pty Ltd	)
(Receivers and Managers Appointed) by	)
one of its joint and several receivers and	)
managers Martin Madden or David	)
Winterbottom:	)

/s/ Vijay Cugati		/s/ Martin Madden
Witness		Receiver and Manager

Vijay Cugati		Martin Madden
Name of Witness (print)		Name of Receiver and Manager (print)

Executed by Darwin Rail No.1 Pty Limited	)
(Receivers and Managers Appointed) by	)
one of its joint and several receivers and	)
managers Martin Madden or David	)
Winterbottom:	)

/s/ Vijay Cugati	/s/ Martin Madden
Witness	Receiver and Manager

Vijay Cugati	Martin Madden
Name of Witness (print)	Name of Receiver and Manager (print)

Executed by Darwin Rail No.3 Pty Limited	)
(Receivers and Managers Appointed) by	)
one of its joint and several receivers and	)
managers Martin Madden or David	)
Winterbottom:	)

/s/ Vijay Cugati		/s/ Martin Madden
Witness		Receiver and Manager

Vijay Cugati		Martin Madden
Name of Witness (print)		Name of Receiver and Manager (print)

Executed by John Holland AD Investments	)
Pty Ltd (Receivers and Managers	)
Appointed) by one of its joint and several	)
receivers and managers Martin Madden or	)
David Winterbottom:	)
)

/s/ Vijay Cugati		/s/ Martin Madden
Witness		Receiver and Manager

Vijay Cugati		Martin Madden
Name of Witness (print)		Name of Receiver and Manager (print)

Executed by JH Rail Investments Pty Ltd	)
(Receivers and Managers Appointed) by	)
one of its joint and several receivers and	)
managers Martin Madden or David	)
Winterbottom:	)

/s/ Vijay Cugati		/s/ Martin Madden
Witness		Receiver and Manager

Vijay Cugati		Martin Madden
Name of Witness (print)		Name of Receiver and Manager (print)

Executed by Zelmex Pty Limited	)
(Receivers and Managers Appointed) by	)
one of its joint and several receivers and	)
managers Martin Madden or David	)
Winterbottom:	)

/s/ Vijay Cugati		/s/ Martin Madden
Witness		Receiver and Manager

Vijay Cugati		Martin Madden
Name of Witness (print)		Name of Receiver and Manager (print)

Executed by Joetel Pty Limited (Receivers	)
and Managers Appointed) by one of its	)
joint and several receivers and managers	)
Martin Madden or David Winterbottom:	)
)

/s/ Vijay Cugati	/s/ Martin Madden
Witness	Receiver and Manager

Vijay Cugati	Martin Madden
Name of Witness (print)	Name of Receiver and Manager (print)

Executed by Macmahon Rail Investments	)
Pty Limited (Receivers and Managers	)
Appointed) by one of its joint and several	)
receivers and managers Martin Madden or	)
David Winterbottom:	)
)

/s/ Vijay Cugati		/s/ Martin Madden
Witness		Receiver and Manager

Vijay Cugati		Martin Madden
Name of Witness (print)		Name of Receiver and Manager (print)

Executed by Thomco (No. 2021) Pty Ltd	)
(Receivers and Managers Appointed) by	)
one of its joint and several receivers and	)
managers Martin Madden or David	)
Winterbottom:	)

/s/ Vijay Cugati		/s/ Martin Madden
Witness		Receiver and Manager

Vijay Cugati		Martin Madden
Name of Witness (print)		Name of Receiver and Manager (print)

Executed by S.A.N.T (MGT-UJV) Pty Ltd	)
(Receivers and Managers Appointed) by	)
one of its joint and several receivers and	)
managers Martin Madden or David	)
Winterbottom:	)

/s/ Vijay Cugati		/s/ Martin Madden
Witness		Receiver and Manager

Vijay Cugati		Martin Madden
Name of Witness (print)		Name of Receiver and Manager (print)

Executed by S.A.N.T (TERM-UJV) Pty Ltd	)
(Receivers and Managers Appointed) by	)
one of its joint and several receivers and	)
managers Martin Madden or David	)
Winterbottom:	)

/s/ Vijay Cugati		/s/ Martin Madden
Witness		Receiver and Manager

Vijay Cugati		Martin Madden
Name of Witness (print)		Name of Receiver and Manager (print)

Executed by Northern Railway Aboriginal	)
Investment Pty Ltd (Receivers and	)
Managers Appointed), by one of its joint	)
and several receivers and managers Martin	)
Madden or David Winterbottom:	)
)

/s/ Vijay Cugati	/s/ Martin Madden
Witness	Receiver and Manager

Vijay Cugati	Martin Madden
Name of Witness (print)	Name of Receiver and Manager (print)

Executed by Central Railway Aboriginal	)
Investment Pty Ltd (Receivers and	)
Managers Appointed), by one of its joint	)
and several receivers and managers Martin	)
Madden or David Winterbottom:	)
)

/s/ Vijay Cugati		/s/ Martin Madden
Witness		Receiver and Manager

Vijay Cugati		Martin Madden
Name of Witness (print)		Name of Receiver and Manager (print)

Executed by NAM NT Rail Pty Limited	)
(Receivers and Managers Appointed), by	)
one of its joint and several receivers and	)
managers Martin Madden or David	)
Winterbottom:	)

/s/ Vijay Cugati		/s/ Martin Madden
Witness		Receiver and Manager

Vijay Cugati		Martin Madden
Name of Witness (print)		Name of Receiver and Manager (print)

Executed by SIF Railway No. 1 Pty Limited	)
(Receivers and Managers Appointed) by	)
one of its joint and several receivers and	)
managers Martin Madden or David	)
Winterbottom:	)

/s/ Vijay Cugati		/s/ Martin Madden
Witness		Receiver and Manager

Vijay Cugati		Martin Madden
Name of Witness (print)		Name of Receiver and Manager (print)

Executed by Memax Pty Limited	)
(Receivers and Managers Appointed) by	)
one of its joint and several receivers and	)
managers Martin Madden or David	)
Winterbottom:	)

/s/ Vijay Cugati		/s/ Martin Madden
Witness		Receiver and Manager

Vijay Cugati		Martin Madden
Name of Witness (print)		Name of Receiver and Manager (print)

Executed by Nortfol Pty Limited (Receivers	)
and Managers Appointed) by one of its	)
joint and several receivers and managers	)
Martin Madden or David Winterbottom:	)
)

/s/ Vijay Cugati	/s/ Martin Madden
Witness	Receiver and Manager

Vijay Cugati	Martin Madden
Name of Witness (print)	Name of Receiver and Manager (print)

Executed by Asia Pacific Transport Pty	)
Ltd (Receivers and Managers Appointed))
(Subject to Deed of Company	)
Arrangement) by one of its joint and	)
several receivers and managers Martin	)
Madden or Jannamaria Robertson:	)

/s/ Vijay Cugati		/s/ Martin Madden
Witness		Receiver and Manager

Vijay Cugati		Martin Madden
Name of Witness (print)		Name of Receiver and Manager (print)

Executed by Freight Link Pty Ltd	)
(Receivers and Managers Appointed))
(Subject to Deed of Company	)
Arrangement) by one of its joint and	)
several receivers and managers Martin	)
Madden or Jannamaria Robertson:	)

/s/ Vijay Cugati		/s/ Martin Madden
Witness		Receiver and Manager

mVijay Cugati		Martin Madden
Name of Witness (print)		Name of Receiver and Manager (print)

Executed in accordance with section 127 of	)
the Corporations Act 2001 by GWA (North))
Pty Limited	)

/s/ Stephen Dawes		/s/ Robert Easthope
Company Secretary/Director		Director

Stephen Dawes		Robert Easthope
Name of Company Secretary/Director (print)		Name of Director (print)

Signed for Genesee & Wyoming Inc by its	)
Authorised Representative in the presence of	)
)

/s/ Thomas D. Savage		/s/ Mark W. Hastings
Witness		Authorised Representative

Thomas D. Savage		Mark W. Hastings
Name of Witness (print)		Name of Authorised Representative (print)

Page 64